UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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TUPPERWARE BRANDS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tupperware Brands Corporation

14901 S. Orange Blossom Trail

Orlando, FL 32837

Mailing Address:

Post Office Box 2353

Orlando, FL 32802-2353

To Our Shareholders:

It is my pleasure to invite you to attend the annual meeting of shareholders of Tupperware Brands Corporation to be held on Tuesday, May 24, 2016, at the Hyatt Regency Orlando International Airport Hotel, 9300 Jeff Fuqua Boulevard, Orlando, Florida. The meeting will begin at 1:00 p.m.

The notice of meeting and proxy statement following this letter describe the business expected to be transacted at the meeting. During the meeting we will also report on the current activities of the Company, and you will have an opportunity to ask questions. Whether or not you plan to attend this meeting, we urge you to sign the enclosed proxy card and return it, or to submit your proxy telephonically or electronically, as soon as possible so that your shares will be represented.

Sincerely,

Rick Goings
Chairman and Chief Executive Officer

April 8, 2016

Tupperware Brands Corporation

14901 S. Orange Blossom Trail

Orlando, FL 32837

Mailing Address:

Post Office Box 2353

Orlando, FL 32802-2353

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2016 annual meeting of shareholders of Tupperware Brands Corporation will be held at the Hyatt Regency Orlando International Airport Hotel, 9300 Jeff Fuqua Boulevard, Orlando, Florida on Tuesday, May 24, 2016, at 1:00 p.m. to consider and vote upon:

1.	The election of the twelve nominees for director named in the attached proxy statement for a term expiring at the 2017 annual meeting of shareholders;

2.	An advisory vote to approve the Company’s executive compensation program;

3.	The proposal to approve the Tupperware Brands Corporation 2016 Incentive Plan;

4.	The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and

5.	Such other business as may properly come before the meeting and any adjournment thereof.

The foregoing matters are described in more detail in the attached proxy statement.

Please complete and sign the enclosed proxy card and return it promptly in the accompanying postage-paid envelope or submit a proxy telephonically or electronically, as outlined in the voting materials. This will ensure that your vote is counted whether or not you are able to be present. If you attend the meeting, you may revoke your proxy and vote in person.

If you are a shareholder of record and plan to attend the meeting, please check your proxy card in the space provided or indicate your intention to attend as instructed by the telephonic and electronic voting instructions. Your admission ticket will be mailed to you prior to the meeting date. If your shares are not registered in your name, please advise the shareholder of record (your broker, bank, etc.) that you wish to attend. That firm will provide you with evidence of ownership, which will admit you to the meeting.

By order of the Board of Directors,

Thomas M. Roehlk Executive Vice President, Chief Legal Officer & Secretary

April 8, 2016

General Information

This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors (the “Board”) of Tupperware Brands Corporation (the “Company”) of proxies to be voted at the annual meeting of shareholders of the Company to be held on May 24, 2016 at 1:00 p.m., and at any adjournment thereof. The meeting will be held at the Hyatt Regency Orlando International Airport Hotel, 9300 Jeff Fuqua Boulevard, Orlando, Florida. A notice regarding the availability of proxy materials for the annual meeting is being mailed to shareholders on or about April 8, 2016.

Voting at the Meeting

The Board has fixed the close of business on March 28, 2016 as the record date for determining shareholders entitled to vote at the meeting. On that date there were outstanding 50,500,717 shares of the Company’s common stock, each of which is entitled to one vote. A majority of the shares outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business.

Shares for which there is a properly executed proxy will be voted in accordance with the instructions indicated. If no instructions are indicated in a properly executed proxy, such shares will be voted as recommended by the Board. A shareholder who has given a proxy may revoke it by voting in person at the meeting, or by giving written notice of revocation or a later-dated proxy to the Secretary of the Company at any time before the closing of the polls at the meeting. The Company has appointed an officer of Wells Fargo Bank, N.A., transfer agent for the Company, as the independent inspector of election to act at the meeting.

For all matters to be voted upon by shareholders at the meeting, the Company’s Amended and Restated By-Laws (the “By-Laws”) require the affirmative vote of a majority of the votes cast at the meeting. Other than with respect to Proposal 3, abstentions are not treated as votes cast and will not have any impact on the outcome of any of the matters to be voted upon by shareholders at the meeting. However, with respect to Proposal 3, per the NYSE Listed Company Manual, abstentions will be treated as “votes cast” and an abstention will have the same effect as a vote “against” Proposal 3 for purposes of determining whether Proposal 3 has been approved.

Brokers who are registered shareholders owning shares on behalf of beneficial owners are required under stock exchange rules to obtain the instructions of beneficial owners before casting a vote on certain matters. In the absence of such instructions, the broker may not vote the shares on such matters, and such a situation is referred to as a “broker non-vote.” The voting items regarding the election of directors, the advisory vote regarding the Company’s executive compensation program, and the approval of the Tupperware Brands Corporation 2016 Incentive Plan require a beneficial owner’s instructions to a broker. Broker non-votes are not treated as votes cast for purposes of these items and will not have any impact on the outcome.

1.    Election of Directors

Board of Directors—Nominees for Election

The Company’s Board is currently comprised of thirteen directors. All of the current directors are standing for re-election at the annual meeting, with the exception of Joe R. Lee, who will be retiring from the Board at the annual meeting at the end of his current term. The nominees for election as directors for the new term are Catherine A. Bertini, Susan M. Cameron, Kriss Cloninger III, Meg Crofton, E.V. Goings, Angel R. Martinez, Antonio Monteiro de Castro, Robert J. Murray, David R. Parker, Richard T. Riley, Joyce M. Roché, and M. Anne Szostak. Unless otherwise specified, proxy votes will be cast for the election of all of the nominees as directors. If any such person should be unavailable for election, resign or withdraw, the Board has authority to either reduce the number of directors accordingly or designate a substitute nominee. In the latter event, it is intended that proxy votes will be cast for the election of such substitute nominee. Shareholder nominations of persons for election as directors are subject to the notice requirements described under the caption “Other Matters” appearing later in this proxy statement.

The following is information concerning the nominees for election, each of whom has a current term expiring at the annual meeting of shareholders in 2016. The nominations are for a term expiring at the annual meeting of shareholders in 2017 and until a successor is elected or until his or her earlier resignation or removal. Information regarding some of the experience, qualifications, attributes and/or skills that led to the conclusion that the nominee should serve as a director is included within each person’s biographical information. Unless otherwise indicated, each such person has served for at least the past five years in the principal business position currently or most recently held.

CATHERINE A. BERTINI, Professor of Public Administration and International Affairs at the Maxwell School of Syracuse University since August 2005. Ms. Bertini has extensive experience in dealings with international organizations, including having served as an Undersecretary General of the United Nations, responsible for an organization with a $2 billion budget and operations in over 80 countries. Age 66. First elected: 2005.

SUSAN M. CAMERON, CEO of Reynolds American Inc., a publicly-traded tobacco company, since 2014 and during the period from 2004 to 2011. Ms. Cameron currently serves on the boards of R.R. Donnelley & Sons Company and Reynolds American Inc. Ms. Cameron has considerable experience as a chief executive officer of a public company and in the marketing function for international, name-brand consumer products companies, in addition to having served on boards of other public companies. Age 57. First elected: 2011.

KRISS CLONINGER III, President of AFLAC, Inc., an insurance and financial services firm, since 2001, where he also served as Chief Financial Officer until July 1, 2015. Mr. Cloninger currently serves on the boards of AFLAC, Inc. and Total System Services, Inc. Mr. Cloninger has extensive experience as a senior executive officer of a public company with a distribution channel that is comparable to the Company’s and possesses financial expertise, in addition to having served on boards of other public companies. He also possesses substantial international business experience. Age 68. First elected: 2003.

MEG CROFTON, retired President, Walt Disney Parks & Resorts Operations, U.S. & France for The Walt Disney Company, a diversified worldwide entertainment company, a position she held from 2011 to 2015. Ms. Crofton also served as President, Walt Disney World Resort from 2006 to 2013, and previously in various positions of increasing responsibility for The Walt Disney Company since 1977. Ms. Crofton has extensive experience in diversified operations, staff and executive roles with a highly respected global brand. Ms. Crofton was initially recommended as a nominee by the Company’s Chairman and Chief Executive Officer, and was approved by its Nominating and Governance Committee. Age 62. First elected: January 2016.

E.V. GOINGS, Chairman and Chief Executive Officer of the Company since October 1997. Mr. Goings has decades of business experience and considerable skills in senior management at corporate and business unit levels with publicly-owned direct-to-consumer marketers of name brand consumer products, including beauty products, on a global basis, in addition to having served on boards of other public companies. Age 70. First elected: 1996.

ANGEL R. MARTINEZ, Chair of the Board, President and Chief Executive Officer of Deckers Outdoor Corporation, a publicly-traded outdoor footwear manufacturer, since April 2005. Mr. Martinez has considerable experience as a chair of the board and chief executive officer of a public company and in the marketing function for name brand consumer products companies, in addition to having served on the board of another public company. Age 60. First elected: 1998.

ANTONIO MONTEIRO DE CASTRO, retired Chief Operating Officer of British American Tobacco Company, a position he held until December 2007. Mr. Monteiro de Castro has considerable experience as a chief operating officer of an international, consumer products company, is a resident of Brazil, a large international market where the Company has a significant business unit, has brand management and financial experience, and has served as a director of another U.S. public company. Age 70. First elected: 2010.

ROBERT J. MURRAY, retired Chairman of New England Business Service, Inc., a business services company, after serving as Chairman and Chief Executive Officer until January 2004. Mr. Murray previously served, within the past five years, as a director of IDEXX Laboratories, Inc., LoJack Corporation, The Hanover Insurance Group, Inc. and Delhaize Group. Mr. Murray has significant experience as a chief executive officer of a public company, possesses financial expertise and has managed a division of a large foreign-based name brand consumer products company, in addition to having served on boards of other public companies. Mr. Murray also brings operating experience from outside the United States. Age 74. First elected: 2004.

DAVID R. PARKER, Chief Operating Officer of The Archstone Partnerships, a leading fund of hedge funds manager, since 2005. Within the past five years, Mr. Parker served as a director of SFN Group, Inc. Mr. Parker has extensive experience as a chief executive officer of a public company and in distribution businesses, and has an in-depth understanding of the Company’s history and complexity due to his long service on the Company’s Board, as well as the board of its prior parent company, Premark International, Inc., in addition to having served on boards of other public companies. As Chief Operating Officer of a $3.0 billion fund of hedge funds, he is very involved with a significant part of the worldwide capital markets and their dynamics. Age 72. First elected: 1997.

RICHARD T. RILEY, retired Chairman and Chief Executive Officer of LoJack Corporation, a publicly traded provider of tracking and recovery systems. He served as Chairman of the Board of LoJack from November 2006 to May 2012; Chief Executive Officer from November 2006 to February 2008 and again from May 2010 to November 2011; and President, Chief Operating Officer and a director from February 2005 through November 2006 and again from May 2010 to November 2011. Mr. Riley also serves on the boards of Dorman Products, Inc. and Cimpress/VistaPrint, N.V. Mr. Riley has extensive experience in leading companies as a chief executive officer and board member. Mr. Riley was initially recommended as a nominee by one of the Company’s non-employee directors, and was approved by its Nominating and Governance Committee. Age 60. First elected: July 2015.

JOYCE M. ROCHÉ, an author and retired President and Chief Executive Officer of Girls, Inc., a national non-profit youth organization whose purpose is to inspire girls to be strong, smart and bold, a position she held from 2000 to 2010. Ms. Roché currently serves as a director of AT&T Inc., Dr. Pepper Snapple Group and Macy’s, Inc. Ms. Roché has considerable experience as a chief operating officer of a public company and in the marketing function for a large direct-to-consumer beauty products company, in addition to having served on boards of other public companies. Age 69. First elected: 1998.

M. ANNE SZOSTAK, President and CEO of Szostak Partners, a consulting firm which advises CEOs on strategic and human resource issues, since June 2004. Ms. Szostak currently serves as a director of Dr. Pepper Snapple Group and IDEXX Laboratories, Inc. In addition, within the past five years, Ms. Szostak has served on the boards of Belo Corporation and SFN Group, Inc. Ms. Szostak has extensive experience in executive positions in a large public company and in executive compensation and human resources, in addition to having served on boards of other public companies. Age 65. First elected: 2000.

Vote Required and Resignation Policy

To be elected in an uncontested election, a nominee must receive the affirmative vote of a majority of the votes cast in his or her election, which means that he or she will be elected only if the votes cast “for” his or her election exceed the votes cast “against” his or her election. Even if a nominee is not re-elected, he or she will remain in office until a successor is elected or until his or her earlier resignation or removal. The Company’s By-Laws specify that a director who is not re-elected by the required majority vote shall promptly tender his or her resignation to the Board, which may be conditioned on acceptance by the Board. If a resignation is so conditioned on acceptance by the Board, the Nominating and Governance Committee shall make a recommendation to the Board on whether to accept or reject such resignation, or whether other action should be taken. The Board shall act on such resignation taking into account the recommendation of the Nominating and Governance Committee and shall publicly disclose its decision and the reasons for it within 90 days from the date the inspector or inspectors of election certify the results of the applicable election. The director who tenders his or her resignation shall not participate in the decisions of the Nominating and Governance Committee or the Board that concern such resignation.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES NAMED IN THIS PROXY STATEMENT TO THE BOARD OF DIRECTORS.

Board Committees

Audit, Finance and Corporate Responsibility Committee

The Audit, Finance and Corporate Responsibility Committee (the “Audit Committee”), which held seven meetings in 2015, reviews the scope and results of the audit by the independent registered public accounting firm (“independent auditors”), evaluates, selects and replaces the independent auditors and has approval authority with respect to services provided by the independent auditors and fees therefor. The Audit Committee monitors the independent auditors’ relationship with and independence from the Company. In addition, it reviews the adequacy of internal control systems and accounting policies, as well as reviewing and discussing with management and the independent auditors the Company’s financial statements and recommending to the Board inclusion of the audited annual financial statements in the Company’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”). It also reviews and makes recommendations to the Board concerning the Company’s code of conduct, its financial structure and financing needs and activities, and makes determinations regarding related party transactions, if any. The current members of the Audit Committee are Mr. Monteiro de Castro (Chairperson), Mses. Bertini and Szostak and Messrs. Lee, Murray and Riley. Mr. Lee is retiring from the Board at the annual meeting at the end of his current term. Mr. Riley joined the Audit Committee on his appointment to the Board in July 2015. All such members are independent in accordance with New York Stock Exchange listing standards, and the Board has determined that three members of the Audit Committee (Messrs. Monteiro de Castro, Murray and Riley) are audit committee financial experts, as defined by applicable rules. None of the members of the Audit Committee serve on more than three audit committees (including the Company’s).

Compensation and Management Development Committee

The Compensation and Management Development Committee (the “Compensation Committee”), which held five meetings in 2015, makes compensation recommendations to the Board for the Company’s senior management, including the Chief Executive Officer. It also directs the administration of and makes various determinations under management incentive plans, approves the compensation discussion and analysis in the Company’s proxy statement, appoints members of senior management to have responsibility for the design and administration of employee benefit plans, and ensures that the Company has a system of developing and evaluating key executives for management succession purposes. The Compensation Committee establishes the executive compensation objectives of the Company and administers the Company’s compensation program within the context of those objectives, taking into consideration issues of risk-taking in connection with compensation. The Compensation Committee approves salary and incentive structures for executive management, specifically approves salaries and incentive programs for executive officers, and recommends for approval of the full Board the compensation for those corporate officers at or above the level of senior vice president, including each of the named executive officers. While the Compensation Committee may specifically set the salary and incentive program for any key executive below the level of executive officer, as a general matter it delegates this role to senior management. The Company’s executive vice president and chief human resources officer and chief executive officer recommend all executive officer-level compensation actions, except that the chief executive officer is not involved in any recommendation concerning his own compensation. The chief executive officer’s compensation is recommended by the Committee after consultation with its compensation consultant, which it directly engages as authorized by its charter. The current members of the Compensation Committee are Mr. Parker (Chairperson), Mses. Cameron, Crofton and Roché and Messrs. Cloninger and Martinez. Ms. Crofton joined the Compensation Committee on her appointment to the Board in January 2016. All such members are independent in accordance with New York Stock Exchange listing standards.

In 2015, the Compensation Committee engaged Aon Hewitt to provide a variety of executive compensation consulting services, including evaluation and review of compensation trends, regulations, management’s recommendations regarding compensation levels and plan design, incentive plan performance target practices, incentive program design related to material risk-taking, recommendations on proper governance processes with respect to executive compensation and the provision of accurate and timely data for decision-making by the Compensation Committee. The Compensation Committee has engaged Aon Hewitt to provide similar services in 2016. The total fees for such services in 2015 were $185,000. The Company also engaged the parent company of Aon Hewitt, Aon Plc (“Aon”), to provide services unrelated to executive compensation consulting to the Company during 2015. The additional services were recommended by management and approved by the Compensation Committee, and consisted of consulting on a variety of health and welfare benefit matters. The total fees for such additional services in 2015 were $350,487. The Company has initiated a relationship with an alternative consultant to provide, going forward, approximately half of the non-executive compensation services, and the Company expects to see a corresponding reduction in the 2016 fees paid to Aon for non-executive compensation services. The Compensation Committee considered SEC rules and New York Stock Exchange listing standards when assessing the independence of its consultant Aon Hewitt, and concluded that it was independent under such guidelines, and that the other work performed by its parent company during 2015 did not affect its independence. Among the factors considered in the independence analysis were the scope of compensation and additional services provided to the Company, the total fees for related and unrelated services paid to Aon and Aon Hewitt as a percentage of its total annual revenue, the policies and procedures of Aon and Aon Hewitt related to preventing conflicts of interest, that no business or personal relationships exist between the consultants and the Compensation Committee or management and that no stock of the Company is owned by the consultants performing work for the Compensation Committee.

Nominating and Governance Committee

The Nominating and Governance Committee (the “Nominating Committee”), which held four meetings in 2015, identifies and reviews qualifications of, and recommends to the Board, candidates for election as directors of the Company, and also acts on other matters pertaining to Board membership. The Nominating Committee evaluates and determines the criteria for selection of a director candidate in the context of the continuing makeup of the Board based on the facts and circumstances of the Company. Once such criteria have been determined, the Nominating Committee conducts a search for qualified candidates, which may include the use of third-party search firms or solicitations of nominee suggestions from management or the non-employee members of the Board. The Nominating Committee’s current criteria for consideration of any new candidate for selection include, at a minimum, experience in managing a consumer products business or an international business or organization and experience as a chief executive officer, chief operating officer or other senior position with a public company. After compiling background material on potential nominee candidates, management provides an analysis against Committee-established criteria, and promising candidates are interviewed by the chairperson of the Nominating Committee, by management and, if appropriate, by other independent directors. As part of this process, a determination is made relating to a candidate’s possible schedule conflicts, conflicts of interest, independence and financial literacy. If a third-party search firm is paid a fee for a search, it identifies potential candidates, meets with appropriate members of the Nominating Committee and management to clarify issues and requirements, communicates with candidates, arranges for interviews with management and directors, and prepares materials for consideration by the Nominating Committee. The Nominating Committee also considers any recommendations of shareholders as to candidates for Board membership. Any shareholder who desires to propose to the Nominating Committee a candidate for Board membership should send to the attention of the Secretary of the Company, 14901 S. Orange Blossom Trail, Orlando, Florida 32837, a letter of recommendation containing the name and address of the proposing shareholder and the proposed candidate, a written consent of the proposed candidate and a complete business, professional and educational background of the proposed candidate. Candidates recommended by shareholders following this process will be evaluated by the Nominating Committee using the same criteria used to evaluate other director candidates. The Nominating Committee also evaluates the corporate governance characteristics of the Company and makes recommendations to the Board in regard thereto. The Nominating Committee also determines compensation of non-employee directors of the Company. No aspect of this determination is delegated to management, although the Nominating Committee does request the recommendation of the Company’s chief executive officer. The Nominating Committee is authorized to engage directly a compensation consultant to make recommendations regarding director compensation. The current members of the Nominating Committee are Mr. Murray (Chairperson), Ms. Roché and Messrs. Cloninger, Monteiro de Castro and Parker, and all such members are independent in accordance with New York Stock Exchange listing standards.

Executive Committee

The Executive Committee, which did not meet in 2015, has most of the powers of the Board and can act when the Board is not in session. The current members of the Executive Committee are Messrs. Goings (Chairperson), Cloninger, Monteiro de Castro, Murray and Parker.

Board Meetings and Annual Meeting of Shareholders and Directors’ Attendance

There were five Board meetings held in 2015. No director attended fewer than 75 percent of the aggregate of Board and committee meetings on which the director served as a committee member, with the exceptions of Messrs. Lee and Martinez, who attended 66% and 60%, respectively due to illnesses. Mr. Lee is retiring from the Board at the annual meeting at the end of his current term. The Company’s corporate governance principles provide that directors should be available to attend scheduled and special Board and committee meetings on a consistent basis and in person, as well as to attend the annual meeting of shareholders. All of the Board’s directors, who were directors at the time, attended the annual meeting of shareholders in 2015.

Corporate Governance

The Board has established corporate governance principles, a code of conduct for its officers, employees and directors, a code of ethics for financial executives and charters for its key committees (Audit, Finance and Corporate Responsibility Committee, Nominating and Governance Committee, and Compensation and Management Development Committee). These documents may be found on the Company’s website (www.tupperwarebrands.com) in the Investor Relations section under the Corporate Governance tab. The code of conduct and code of ethics apply to the Company’s principal executive officer, principal financial officer and principal accounting officer, among others. The Company will, to the extent required by law or regulation, disclose on its website waivers of, or amendments to, its code of conduct or code of ethics, if and when there are any.

In addition, the Company has implemented written, telephonic and electronic means for interested parties to communicate directly with the Company’s compliance officers (the heads of its Finance, Law, Human Resources and Internal Audit functions) or with the non-employee members of the Company’s Board. Communications from interested parties to non-employee directors are routed to the chairperson of the Audit, Finance and Corporate Responsibility Committee of the Board, who then determines whether such communication shall be distributed to all non-employee directors, makes such distribution if so determined, and oversees reaction to such communications by the Board, if appropriate. Instructions regarding the various means to communicate with the Company’s compliance officers and the Board are located on the Company’s website (www.tupperwarebrands.com) in the Code of Conduct section. While this communication access is intended primarily to accommodate matters involving the code of conduct, the Board invites interested parties to contact the Board or any of its individual members, including the Presiding Director, on any topic of interest through the online form available on the Company’s website (www.tupperwarebrands.com) in the Investor Relations section under the Board of Directors tab, or in writing to Board, c/o Tupperware Brands Corporation, Post Office Box 2353, Orlando, Florida 32802, USA. These avenues of communication are important in facilitating direct engagement with investors and other interested parties, and may be confidential and, if desired, anonymous. Communication may also be made telephonically via a confidential toll free hotline at 877-217-6220 in the United States and Canada or by calling collect to +1-770-582-5215 from all other locations. If the operator asks for a name when calling collect, to remain anonymous, the caller may respond “Tupperware.” The hotline is staffed by multi-lingual professionals through an independent company called The Network. The caller may direct the report to the Board by so advising The Network.

Each regularly-scheduled in-person meeting (and certain telephonic meetings) of the Board includes an executive session of non-employee members of the Board. The Presiding Director, Mr. Robert J. Murray, acts as the chairperson of the executive sessions of the non-employee members of the Board. See the heading “Board Leadership Structure” below for more information.

The Board has affirmatively determined that each of the following non-employee members of the Board (or entity with which such person is affiliated) has no material relationship with the Company, taking into consideration all relevant facts and circumstances, including without limitation, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and that each such member is independent, in accordance with New York Stock Exchange listing standards: Catherine A. Bertini, Susan M. Cameron, Kriss Cloninger III, Meg Crofton, Joe R. Lee, Angel R. Martinez, Antonio Monteiro de Castro, Robert J. Murray, David R. Parker, Richard T. Riley, Joyce M. Roché and M. Anne Szostak. Mr. Lee is retiring from the Board at the annual meeting at the end of his current term.

Effective May 13, 2015, the Board revised its previous policy that non-employee directors retire from the Board upon the date of the Annual Meeting of Stockholders following their attainment of age seventy-five (75), such that any non-employee director joining the Board after May 8, 2015 shall retire from the Board upon the date of the Annual Meeting of Stockholders following their attainment of age seventy-two (72). Notwithstanding the foregoing, the Nominating and Governance Committee may recommend the re-election or continuance in office of any director.

Diversity

The Board values diversity as a factor in selecting members to nominate to serve on the Board, and believes that the diversity that exists in its composition provides significant benefit to the Company. Although there is no specific policy on diversity, the Nominating and Governance Committee takes various considerations into account in its selection criteria for new directors. Such considerations may include gender, race, national origin, functional background, executive or professional experience and international experience.

Strategy and Risk Oversight

The Board participates actively in the development and approval of corporate and business strategy, both through regularly scheduled meetings, and throughout the year through ad hoc, direct and robust interaction with Company management. These discussions focus on the areas of greatest strategic importance to the Company, including but not limited to: global business model planning, geographic expansion, new product introductions, brand enhancement, capital structure, and talent acquisition and management.

The Board also takes very seriously its involvement in risk oversight, which involves the Audit Committee, the Compensation Committee and the full Board. The Audit Committee receives materials on a quarterly basis to address the identification and status of major risks to the Company, including steps to mitigate risk. Enterprise risk management is a standing agenda item at each of its meetings. The Audit Committee also reviews the Company’s enterprise risk management process for the identification of and response to major risks. The Compensation Committee reviews compensation structures and programs to evaluate whether they encourage excessive risk taking for compensation purposes that could result in material adverse effects upon the Company. At each in-person, regularly scheduled meeting of the full Board, the major risks are identified to Board members, and the Chairman of the Audit Committee reports on the activities of that committee, including regarding risks. In addition, on an annual basis, the full Board receives a presentation by management regarding the enterprise risk management process, currently identified risks and associated responses to those risks. This process addresses all categories of risks facing the Company, including but not limited to: business strategy, talent management, reputational risks, financial reporting and controls, tax and treasury, legal, regulatory and compliance issues and operations issues including supply chain, product development and cybersecurity.

Board Leadership Structure

The Board has chosen to combine the roles of chairman and chief executive officer and to have an independent Presiding Director. The duties of the Presiding Director include presiding at meetings of the independent directors, serving as liaison between the Board and the Chairman and Chief Executive Officer, approving schedules, agendas and materials sent to the Board, oversight of the Board and CEO evaluation processes, and coordination of the director candidate interview process. He also advises the Chairman and Chief Executive Officer on the quality, quantity and timeliness of management information provided to the Board, and makes recommendations on Board committee membership, chairs and rotation. He has the authority to call meetings of the independent directors, including if requested by major shareholders of the Company, and may be available for consultation and direct communication with such shareholders. This structure has, as evidenced by the feedback of directors over the years, provided for a highly-conducive atmosphere for directors to exercise their responsibilities and fiduciary duties, and to enjoy adequate opportunities to thoroughly deliberate matters before the Board and to make informed and independent decisions. As a consequence, the Board has determined that no significant benefit would be realized at this time by separating the roles of chairman and chief executive officer. Mr. Robert J. Murray currently serves as Presiding Director.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of the Company’s common stock beneficially owned as of March 28, 2016 by each director and nominee for election, each of the executive officers named in the Summary Compensation Table and by all directors and executive officers of the Company as a group. Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown unless otherwise indicated. No director or executive officer owns more than 1 percent of the Company’s common stock, except Mr. Goings, who owns 1.69 percent. All directors and executive officers as a group own 3.22 percent of the Company’s common stock.

Name	Sole Ownership	Shared Ownership or Held by or for Family Members	Shares that May Be Acquired Within 60 Days of March 28, 2016(1)	Restricted Stock(2)	Total Shares Beneficially Owned
Catherine A. Bertini	12,510	—	10,830	1,500	24,840
Susan M. Cameron	9,787	—	1,729	—	11,516
Kriss Cloninger III	28,411	—	1,729	1,500	31,640
Meg Crofton	—	—	1,000	—	1,000
E.V. Goings	204,456	—	646,637	—	851,093
Simon C. Hemus	4,975	—	70,378	—	75,353
Georg H. Jaggy	1,224	—	12,140	—	13,364
Joe R. Lee(3)	43,224	—	3,120	1,500	47,844
Angel R. Martinez	15,816	4,640	13,907	1,500	35,863
Antonio Monteiro de Castro	1,928	13,320	3,168	—	18,416
Robert J. Murray	26,711	—	4,089	1,500	32,300
David R. Parker	12,230	—	17,706	1,500	31,436
Michael S. Poteshman	8,052	—	59,109	—	67,161
Richard T. Riley	1,214	—	1,052	—	2,266
Joyce M. Roché	9,302	—	17,706	1,500	28,508
Patricia A. Stitzel	3,025	—	15,709	—	18,734
M. Anne Szostak	11,149	7,261	1,729	1,500	21,639

Subtotal	394,014	25,221	881,738	12,000	1,312,973

All directors and executive officers as a group (24) (including the individuals named above)	444,416	61,786	1,109,653	12,000	1,627,855

(1)

Includes stock options and restricted stock units granted under the Company’s 2006 and 2010 Incentive Plans and the Director Stock Plan. In addition, it includes a one-time new director award of 1,000 shares to Ms. Crofton, as of April 25, 2016.

(2)	Holders of restricted stock have the ability to vote such shares but do not have any investment power (i.e., the power to dispose or direct the disposition) with respect to such shares.

(3)	Mr. Lee is retiring from the Board at the annual meeting at the end of his current term.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5 percent of the Company’s common stock, which is the Company’s only class of outstanding voting securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,036,444	(1)	14.0
FMR LLC 245 Summer Street Boston, MA 02210	5,298,654	(2)	10.5
The Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,074,321	(3)	6.1

(1)

Based upon a Schedule 13G/A filed on January 8, 2016, as of December 31, 2015, BlackRock, Inc. indirectly held 7,036,444 shares of the Company’s common stock, with sole dispositive power with respect to all of such shares and sole voting power with respect to 6,862,231 of such shares. The entities comprising the BlackRock, Inc. group are: BlackRock Fund Advisors (which itself holds 5% or greater of the Company’s common stock), BlackRock (Luxembourg) S.A., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd., BlackRock Life Limited and Xulu, Inc.

(2)

Based upon a Schedule 13G/A filed on January 8, 2016, as of December 31, 2015, FMR LLC indirectly held 5,298,654 shares of the Company’s common stock, with sole dispositive power with respect to all of such shares and sole voting power with respect to 390,754 of such shares. The entities comprising the FMR LLC group are: FMR Co., Inc. (which itself holds 5% or greater of the Company’s common stock), FIAM LLC (formerly known as Pyramis Global Advisors, LLC), Fidelity Institutional Asset Management Trust Company (formerly known as Pyramis Global Advisors Trust Company) and Strategic Advisers, Inc.

(3)

Based upon a Schedule 13G/A filed on February 10, 2016, as of December 31, 2015, The Vanguard Group, Inc. directly or indirectly held 3,074,321 shares of the Company’s common stock, with sole dispositive power with respect to 3,038,130 of such shares, shared dispositive power with respect to 36,191 of such shares, sole voting power with respect to 36,391 of such shares and shared voting power with respect to 2,800 of such shares. The entities comprising The Vanguard Group, Inc. are: The Vanguard Group, Inc., Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the common stock of the Company, to file with the SEC reports relating to their ownership of the Company’s common stock and changes in such ownership. Based solely on a review of the reports that have been filed by or on behalf of such persons and written representations from the Company’s directors and executive officers that no other reports were required, the Company believes all Section 16(a) filing requirements applicable to its directors and executive officers were complied with for the Company’s 2015 fiscal year.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 26, 2015 regarding the Company’s common stock that may be issued under equity compensation plans currently maintained by the Company:

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights		(b) Weighted-average exercise price of outstanding options and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(5)
Equity compensation plans approved by security holders(1)	2,688,948	(2)	56.92	(3)	1,753,445
Equity compensation plans not approved by security holders(4)	0		n/a		0

Total	2,688,948		56.92		1,753,445

(1)	The following plans have been approved by the Company’s shareholders: 1996 Incentive Plan, 2000 Incentive Plan, 2002 Incentive Plan, 2006 Incentive Plan, 2010 Incentive Plan and Director Stock Plan.

(2)	Includes shares subject to restricted stock units and shares expected to be issued under the Performance Share Program based upon forecasted performance.

(3)	Restricted stock, restricted stock units and performance shares have been excluded from the weighted-average exercise price.

(4)	The Company has no equity compensation plans which have not been approved by shareholders.

(5)

All remaining shares could be used for any form of equity awards. In contrast to the disclosure methodology in the Company’s previous proxy filings, the table indicates the number of shares that are available for issuance under the 2010 Incentive Plan at fiscal year-end, adjusted to reflect that full value share awards outstanding count at a rate of 2 to 1 against the available share reserve. If the available shares had been illustrated using the prior year (unadjusted) disclosure methodology, the number of shares available for issuance would have been 2,891,461 for both the ‘plans approved by security holders’ line and the total.

TRANSACTIONS WITH RELATED PERSONS

Policy

The Board has adopted a written policy regarding the review, approval and ratification of transactions with related persons. Under this policy, any such transaction shall be subject to review, approval and (if applicable) ratification by (1) the Chairman and Chief Executive Officer of the Company (unless he is the related person), and (2) the Audit, Finance and Corporate Responsibility Committee of the Board (or, if determined by that Committee, by all of the independent directors of the Company). Transactions which are covered by this policy include all transactions which would be the subject of disclosure under applicable securities laws and regulations. The standard of review to be employed in such determinations is to take into consideration factors relevant to the transaction, such as the size of the transaction, the amount payable to, or by, the related person, the nature of the interest of the related person in the transaction, whether the transaction may involve a conflict of interest, and whether the transaction involves goods or services available to the Company from unaffiliated third parties with comparable terms and conditions.

Transaction

A foreign subsidiary of the Company has employed Ms. Kristina Goings, the daughter of the Company’s Chairman and Chief Executive Officer, for fourteen years. In fiscal year 2015, her total compensation package was 199,374 euros (approximately U.S. $222,170). This transaction has been reviewed and approved in accordance with the Company’s policy on transactions with related persons.

REPORT OF THE AUDIT, FINANCE AND CORPORATE RESPONSIBILITY COMMITTEE

The Audit, Finance and Corporate Responsibility Committee of the Board of Directors (under this heading, the “Committee”) has reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 26, 2015, which management has represented to the Committee have been prepared in accordance with accounting principles generally accepted in the United States of America, and PricewaterhouseCoopers LLP has concurred in such representation in its opinion relating to such audited financial statements. The Committee discussed with representatives of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16. In addition, the Committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with that firm its independence and considered whether the provision of non-audit services is compatible with maintaining such firm’s independence.

Management has responsibility for establishing and maintaining the Company’s internal control system and its financial reporting process, and PricewaterhouseCoopers LLP has responsibility for auditing the Company’s Consolidated Financial Statements and its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an audit report. The Committee monitors and oversees these processes.

Based upon the foregoing review, disclosures, representations, reports and discussions, the Committee recommended to the Board of Directors that the audited financial statements for the Company’s 2015 fiscal year be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2015.

Audit, Finance and Corporate Responsibility Committee

Antonio Monteiro de Castro, Chairperson

Catherine A. Bertini

Joe R. Lee

Robert J. Murray

Richard T. Riley

M. Anne Szostak

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion & Analysis

This section describes the programs and philosophy behind the Company’s executive compensation practices for its Named Executive Officers (the “NEOs”) and the process that the Compensation and Management Development Committee (the “Committee”) of the Board uses to determine executive compensation arrangements. Generally, the Company’s executive compensation programs are designed to attract, retain and motivate executives in consideration of balancing both the short- and the long-term interests of the Company, its shareholders and its employees.

NamedExecutive Officers (NEOs)
• E.V. “Rick” Goings, Chairman & Chief Executive Officer
• Simon C. Hemus, President & Chief Operating Officer
• Michael S. Poteshman, Executive Vice President & Chief Financial Officer
• Patricia A. Stitzel, Group President, Tupperware Americas
• Georg H. Jaggy, Executive Vice President & Chief Global Marketing Officer

The 2015 Summary Compensation Table and other tables related to actual elements of compensation received in 2015 begin on page 30.

Summary

2015 Say-On-Pay Result

In May 2015, shareholders overwhelmingly approved the Company’s non-binding advisory vote on executive say-on-pay with over 98% of the votes cast in support of the proposal, for the second year in a row. The 2015 proxy filing described the Company’s compensation programs, including how the Committee and the Company made significant design modifications, most of which took effect during the 2014 fiscal year, following the two-thirds votes cast in support of the say-on-pay proposal at the Company’s May 2013 annual meeting. Both the Committee and the Company’s senior leadership viewed the 2014 and 2015 results of over 98% in support as endorsements of the Company’s executive compensation program, evidenced by the significant improvement over the percentage of votes cast in support of the May 2013 say-on-pay proposal. In consideration of the recent say-on-pay results, and the Company’s ongoing shareholder outreach program, described below, no changes were made to the Company’s executive compensation program during 2015.

2015 Business Results

As illustrated in the charts below, the Company delivered good growth in 2015, in local currency sales and net income, excluding certain items as highlighted and reconciled to its U.S. GAAP results on page 23. Weaker foreign exchange rates than 2014 hurt the year-over-year sales performance by 17 percentage points and the translation impact on the diluted earnings per share comparison was $1.36 negative. There were also significant expenses recorded in connection with devaluation of the Venezuelan bolivar, although the amounts of such items were lower than in 2014.

Cash flow from operating activities net of investing activities in 2015 was 98% of net income. The Company also continued to operate under its robust approach of returning capital to shareholders through $138.0 million of dividend payments. During 2015, the Company’s share price declined 12.2% from $63.68 to $55.89.

*	Amounts translated at September 2014 exchange rates. “Cash Flow” represents cash flow from operating net of investing activities. “Net Income” and “Cash Flow” are shown as measured for incentive purposes. See page 23 for a reconciliation from U.S. GAAP to incentive basis.

Executive Compensation & Governance Best-Practices

The Committee regularly monitors and implements many public company best practices in executive compensation and governance, as illustrated in the following table:

What we do	✓	Design compensation programs to align total pay with achievement of Company performance goals
	✓	Set pay levels in consideration of peer group
	✓	Evaluate peer group on an annual basis
	✓	Design compensation programs to mitigate risk
	✓	Review market-competitive change-in-control protections
	✓	Review CEO succession planning annually
	✓	Maintain an Anti-Hedging & Anti-Pledging Policy on equity by executives
	✓	Maintain a Clawback Policy
	✓	Maintain director and executive officer stock ownership requirements
	✓	Award equity at a competitive burn rate
	✓	Maintain ‘double-trigger’ change-in-control for cash severance and equity acceleration
	✓	Review tally sheets when considering changes to executive compensation
What we don’t do	✗	Provide excise tax gross-ups for any new executives (since 2009)
	✗	Grant stock options with an exercise price less than market value on grant date
	✗	Reprice stock option awards
	✗	Reload exercised stock option grants
	✗ ✗	Maintain evergreen provisions in long-term incentive plans Provide employment agreements (since 2003)

2015 Compensation Highlights

During late 2013 and early 2014, the Committee modified the Company’s executive compensation programs in consideration of feedback received during shareholder outreach. Among the key changes, the Committee (i) lowered the CEO and COO’s 2014 base salaries and individual Annual Incentive Program targets to bring them to between the 50 and 60th percentile of the then market-based pay, (ii) altered the make-up of the Company’s comparator peer group to more closely align the average revenue and market-capitalization of the group to that of the Company, (iii) changed the mix of long-term incentive awards granted to more heavily favor performance-based shares, and (iv) replaced cash flow as a measure in the performance share program with relative total shareholder return.

The Committee believes that actual compensation earned by the Company’s executive officers is appropriately aligned with Company performance and shareholder interests through the design of the Company’s target compensation programs. As illustrated in the graphs below under “Target Pay Mix for Executive Officers,” the performance-based portion of total target compensation for the CEO, COO, and other NEOs represented 86%, 77%, and 66% on average. The Company’s Annual Incentive Plan earnings are based on the achievement against one-year goals in (i) net income (or segment profit, if applicable) measured in constant currency to accurately reflect achievement against objectives established at the beginning of the year, and (ii) free cash flow. The Company’s annual equity awards are designed to align compensation with shareholder interests directly through stock price appreciation using stock options, and through achievement of long-term performance-based goals and changes in stock price and dividends paid under the performance share program. The Committee sets the weighting of each of the respective elements of compensation to maintain what it believes to be an appropriate balance of short- and long-term incentives within the overall total compensation package.

During 2015, the Committee did not change the base salary or individual Annual Incentive Program targets for either the CEO or COO. Neither the CEO nor the COO has received an increase in base salary since the 2014 base salary reductions described above. The Committee adjusted base salaries for each of the other NEOs in consideration of market-based salary information and experience in their respective roles. For 2016, in light of the difficult external environment, including the strong U.S. dollar in relation to most foreign currencies as compared with two and three years ago, the Committee does not currently anticipate increasing the base salary of any of the Company’s NEOs.

During 2015, Annual Incentive Program awards were earned by the Company’s NEOs based on actual 2015 achievement versus goals established based on growth over 2014 results. As described below in greater detail, the Company calculates Annual Incentive Program results at the same foreign exchange rates at which the goals are set. The Committee believes that, given the Company’s extremely high proportion of revenue and segment profit generated from outside the United States (over 90%), measuring results at the same exchange rates at which the goals were set provides the best measurement of management’s success in setting its strategies and their implementation.

Consistent with the Company’s annual equity award philosophy and program in 2014, during 2015 the Committee made annual long-term incentive awards to each NEO consisting of performance-based share awards that may vest in 2017 based on achievement against three-year performance goals, as described below under “Long-Term Incentive Programs,” and stock option awards. Related to his promotion to EVP & Chief Global Marketing Officer in 2015, Mr. Jaggy received a promotional restricted stock unit and stock option grant in January 2015, along with the typical annual award of stock options for NEOs in November 2015, each as described under the heading “Long-Term Incentive Programs”.

2015 – 2016 Shareholder Outreach

The Company, led by management and, as and when requested or prudent, the Chair of the Committee, regularly engages its larger shareholders in outreach meetings, typically targeting holders, in the aggregate, of greater than 50% of the Company’s common stock. The intent of these meetings is to (i) discuss investor philosophies on compensation programs in order to consider their perspectives when designing the Company’s executive compensation programs, (ii) review recent changes made to the Company’s executive compensation programs, many of which have been supported by previous outreach efforts, and (iii) answer questions or address concerns raised with respect to the Company’s executive compensation programs. Shareholder outreach meetings conducted in the 2015 – 2016 season, through the printing date of this proxy filing, have resulted in meaningful dialogue with investors, and have generated feedback that is both positive on the whole and consistent with the 2015 results from the Company’s say-on-pay shareholder vote.

Executive Compensation Philosophy

Attract and Retain the Company’s Key Leadership

The Company’s executive compensation program focuses on attracting and retaining high-performing, successful leaders while incenting short- and long-term Company performance through a balanced mix of compensation vehicles. The elements comprising the total pay package are designed considering practices of competitors and benchmarking against the pay levels within the compensation peer group (as discussed below under the heading “Peer Group & Compensation Benchmarking”). The Committee strives to provide incentive programs that align management compensation with long-term shareholder value creation, with consideration of risk created while implementing the Company’s business strategies.

Certain employees, including select NEOs with direct oversight of business units, may also participate in Gainsharing Programs designed to incent and reward mid-term profit growth in select units and groups of units. The CEO, COO and CFO do not participate in any Gainsharing Program. In addition, the Company may selectively grant stock-based awards for critical retention purposes, upon an employee’s initial hire or promotion to an executive officer role.

Target Pay Mix for Executive Officers

The Company’s executive compensation philosophy balances short- and long-term elements of pay by focusing management on key financial measures. The Committee believes this mix of pay elements provides the greatest incentive for shareholder value creation through the formulation and execution of effective business strategies, with due consideration of risk. The following charts illustrate the pay-mix elements of total target annual direct compensation, excluding non-recurring awards, for the CEO, COO and other NEOs.

Elements of at-risk compensation: Annual Incentive, Stock Options, Performance Shares (and Gainshare as applicable)

Elements of compensation aligned to shareholder returns: Stock Options and Performance Shares

Role of the Committee in Compensation Decisions

The Committee is responsible for establishing, overseeing and determining all compensation arrangements for executive officers of the Company, including each of the NEOs. As discussed above under “Board Committees,” the

Committee works closely with its independent compensation consultant, Aon Hewitt, to determine the market-based compensation arrangements for the Company’s officers.

The CEO’s compensation is determined by recommendation of the Committee in consultation with the Committee’s independent compensation consultant, and is subject to approval by the independent directors of the full Board. Recommendations for compensation of executive officers other than the CEO are made to the Committee by management, including discussion on individual performance by the CEO and the Committee’s compensation consultant. The Committee, in consideration of its objectives, reviews recommendations as well as incentive programs for all executive officers. Based on this review, the Committee approves the annual incentive opportunities and equity awards, and recommends for the approval of the full Board salaries for executive officers at or above the level of senior vice president, including the NEOs.

All compensation recommendations are influenced by both market-based and non-market-based factors including the Company’s compensation peer group, individual performance against objectives, leadership and other factors, including but not limited to changes in role or changes in the scope of role, historical compensation adjustments and tenure within position. To enable informed decisions, the Committee reviews tally sheets that afford a complete picture of each executive’s current and historical compensation elements including realizable compensation, as well as each executive’s positioning against the market data.

Peer Group & Compensation Benchmarking

When determining the appropriate compensation arrangements for the Company’s executive officers, the Committee considers both a comparator peer group of similar companies and information from two generally available surveys. Market-based pay levels are established for each executive role by equally weighting compensation levels of the peer group and the average of amounts included in the surveys. The Committee includes multiple data sources to mitigate year-over-year fluctuations from any single source as it promotes greater stability in the compensation planning process.

The compensation peer group consists of public companies that were selected by the Committee, in consultation with its independent compensation consultant, based on similarities in operational focus, industry, and complexity (as measured by revenue, percentage of revenue outside the United States and, to a lesser extent, equity market capitalization). The compensation peer group companies are reviewed annually by the Committee for continued appropriateness.

The compensation peer group includes companies that:

•	market product lines in household durables and nondurables, personal products (including beauty) and consumer goods (including plastic products);

•	operate using direct–to-consumer and network marketing distribution methods; and

•	market branded products in the food and beverage category.

During the 2013 review of the Company’s compensation programs, and considering the feedback it received in shareholder outreach efforts, the Committee, in consultation with its independent compensation consultant, reviewed the compensation peer group and approved adjustments to the Company’s historical peer group to bring the median revenue and market capitalization into closer alignment with that of the Company. At its August 2013 meeting, the Committee finalized changes to the composition of the compensation peer group for making compensation decisions beginning in 2014, by removing four of the larger revenue generating companies (Campbell Soup Company, Dr. Pepper Snapple Group, Inc., Jarden Corporation and The Estee Lauder Companies Inc.) and replacing them with three companies with revenues and market capitalization closer to that of the Company (Brown-Forman, Silgan

Holdings and Spectrum Brands Holdings). In addition, the peer group was further modified in 2015 to eliminate Beam Inc. due to its 2014 acquisition. The compensation peer group used to evaluate 2015 compensation decisions consisted of the following companies, categorized by industry:

Consumer Products & Packaging	• AptarGroup, Inc.	• Snap-On Incorporated
	• Church & Dwight Co., Inc.	• Spectrum Brands Holdings, Inc.
	• The Clorox Co.	• Tiffany & Co.
	• Energizer Holdings, Inc. (1)	• Silgan Holdings
	• Newell Rubbermaid, Inc.	• Williams-Sonoma, Inc.
Beauty Companies	• Avon Products, Inc. (2)	• Elizabeth Arden, Inc.
Direct-to-Consumer & Network Marketing	• Blyth, Inc. • Herbalife Ltd.	• Nu Skin Enterprises, Inc.
Food and Beverage	• Brown-Forman Corp.	• McCormick & Company, Inc.
• The Hain Celestial Group, Inc.

(1)	Spun-off its personal care division during 2015, and will be excluded from the 2016 peer group.

(2)	Also operates in the “Direct-to-Consumer & Network Marketing” category of the peer group.

Pay Positioning for Executive Officers

When making compensation decisions, the Committee considers market-based data described above on base salary, target annual incentive opportunity and long-term incentive program opportunity for each of the Company’s executive officer positions separately, as well as the individual performance of each executive officer.

All elements of salary and incentive compensation, except Gainsharing Programs, are impacted by the benchmarking process. The following table illustrates the targeted pay percentile positioning for each of the NEOs over the last three years.

As illustrated in the table above, following the 2013 say-on-pay shareholder vote, the Committee altered its philosophy on compensation for the CEO and COO from targeting all elements at the 75th percentile of the compensation peer group, to a more ‘at-risk,’ performance-required pay mix. Annual base salary and annual target bonus incentives for each of the CEO and COO were lowered beginning with fiscal year 2014 to between the 50th and 60th percentile of the compensation peer group. For these individuals, the total compensation package for 2014 and 2015 maintained a 75th percentile target value, although at a lower absolute total target compensation number than would be expected against the prior group, given the changes in the peer group as described above.

For all pay elements other than base salary, actual compensation is contingent upon either the successful completion of performance goals or an increase in the Company’s stock price and can fluctuate above or below the targeted percentile of market. Gainsharing Programs are not included in the benchmarking process since these programs are intended to incent performance above and beyond what benchmarked compensation is intended to deliver. Gains from past incentives are also not factored into the establishment of target compensation nor are other remuneration programs, such as for retirement.

The Committee believes that targeting the total compensation arrangements for each of the current CEO and COO above median is critical to the long-term success and stability of the business, given their tenure and experience in the global direct-to-consumer industry along with their experience in leading organizations noted for diverse brands and merchandise mix, including both durable and consumable products. The Committee does not hold this policy as enduring for future CEOs and COOs. On the replacement of either role, the Committee will review the candidate’s experience and tenure in the direct-to-consumer industry, and position the total compensation package accordingly. Though the Board does maintain a robust succession planning process, neither the timing of the retirement of the CEO or COO, nor the selection of their respective successors, has been determined.

Elements of Officer Direct Compensation

In line with the Company’s philosophy to attract and retain talented individuals to further the interests of the Company and its shareholders, executive officers are compensated through various elements that include a balance of short-, mid- and long-term focus. Target compensation for executive officers generally includes base salary, an Annual Incentive Program target award and long-term equity awards.

Base Salary

Annual base salary is the keystone to attracting and retaining talented employees, providing a fixed level of income. Each of the Company’s executive officer roles is benchmarked to market as discussed above under the heading “Peer Group & Compensation Benchmarking.” When determining base salary levels, the Committee considers the benchmark pay, the salary increase target for the Company overall, the executive officer’s performance in the previous year, scope and complexity of role, leaders of similar responsibility within the Company, experience and tenure related to their respective responsibilities, and total direct compensation (base salary plus short- and long-term incentive targets described below).

The following table illustrates the base salary for each of the NEOs, since the Committee approved a change in target philosophy for the CEO and COO in 2013:

(1)	Ms. Stitzel and Mr. Jaggy became NEOs during 2015.

As noted above, the Committee does not currently anticipate increasing the base salaries of any of the Company’s NEOs in 2016.

Annual Incentive Program

Program Design

The Annual Incentive Program (the “AIP”) is a broad-based program emphasizing pay-for-performance by rewarding approximately 250 key-management participants, including each of the NEOs, for short-term (annual) financial results. AIP payout targets, calculated as a percentage of year-end base salary, are based on job level and are benchmarked as described above under “Peer Group & Compensation Benchmarking”. The AIP is used to reward growth in consolidated net income, or unit segment profit where applicable, and conversion of profit into cash flow. The Committee believes that focusing management on these financial metrics best positions the Company for long-term success. In all cases, net income or segment profit performance accounts for 70% and cash flow performance accounts for 30% of the total award.

Earnings under the AIP program can range from 0% for below threshold achievement to 200% for achievement of maximum goals. Target goal achievement results in a 100% earning factor, with straight line interpolation calculated for achievement between threshold, target and maximum results.

AIP awards for the NEOs who hold corporate-wide positions are measured entirely on consolidated net income and cash flow, while the award for the NEO who serves as a group president is measured in part on consolidated results, and in part on her respective group’s segment profit and cash flow results. The Committee believes that this program design facilitates focus on overall Company results, while incenting certain potential NEOs to focus on performance of their areas of direct responsibility.

2015 Individual Targets

Individual AIP targets, expressed as a percentage of year-end base salary, for Messrs. Goings and Hemus were lowered beginning in 2014 as a result of changes made by the Committee in pay targeting philosophy, as described above under “Pay Positioning.” The individual AIP target for Mr. Poteshman has remained unchanged since prior to 2013. The individual AIP target for Ms. Stitzel was set at 60% of base salary upon her promotion to Group President in 2014. The individual AIP target for Mr. Jaggy was set at 60% of base salary upon his promotion to Executive Vice President in 2015. The following table illustrates the changes in individual AIP payout percentages at target for 2014 and 2015, as determined by the Committee:

(1)	Ms. Stitzel and Mr. Jaggy were not named executive officers during fiscal years 2013 or 2014.

2015 AIP Goals & Results

The Company measures its Annual Incentive Plan achievement at the same currency exchange rates at which the goals are set. The Committee believes that this approach most appropriately measures the success of management in executing the Company’s strategies, as opposed to measuring performance at actual exchange rates that can mask the impact of actions taken under management’s control, which can be expected to be reflected in the Company’s stock price over time. The Committee believes that employing this approach in the short-term plan appropriately balances total compensation received by executives, given that value realized by management under equity-based long-term incentive awards is impacted by actual exchange rates, through the performance of the Company’s stock price. While performance under the portion of the performance share plans that are based on earnings per share without items is measured on a constant currency basis, the value of the shares earned will also reflect actual exchange rates. Further, the Committee believes that incenting performance using actual exchange rates could create an environment leading to risk taking not in the best interests of the Company. As a result of the U.S. dollar strengthening against many other currencies in 2013, 2014 and 2015, the Company’s 2014 and 2015 net income, earnings per share and cash flow incentive goals and reported results were lower than they otherwise would have been. See the reconciliations on page 23 that lay out certain of these foreign exchange rate fluctuation impacts.

AIP goals, established during the Committee’s February meeting, are set in consideration of a wide range of factors, including but not limited to compensation peer group performance, Company trends, analysts’ expectations, and the external environment. Generally, “threshold” goals are set at levels consistent with past performance. “Target” goals are set to require solid increases over past results, while “maximum” goals are stretch objectives, set to require outstanding performance for full payout. Each of the target and maximum performance goals are determined for, and measured on, an individual unit, area, group or global basis.

The 2015 AIP target and maximum goals for after-tax Company net income represented a 4.8% local currency increase and a 10.7% increase, respectively, as compared with 2014 results using constant foreign currency exchange rates, excluding for both 2014 and 2015 the Company’s results in Venezuela. The 2015 AIP target and maximum goals for cash flow represented, in constant currency, a 3.0% and 7.9% increase, respectively, as compared with the adjusted

2014 results. Given the inflationary environment and exchange controls in Venezuela, the Committee determined that measurement of global achievement should exclude results for that unit. The following table illustrates each of the measures used for NEO AIP awards in 2015, indicating the previous year’s performance, the 2015 threshold, target and maximum goals in absolute dollars and in growth over 2014 results, the actual 2015 achievement and the measure’s payout factor. The payout factor is calculated using straight-line interpolation of the actual result between the two adjacent goals. AIP goals were set and achievement was measured excluding certain items as outlined in the reconciliation on page 23:

Market / Measure	2014 Actual Result(1)	2015 Threshold Goal ($M)	2015 Target Goal ($M)	2015 Maximum Goal ($M)	2015 Actual Result ($M)	2015 Payout Factor (%)
Company
Net Income	$257.8	$256.4	$270.1	$285.4	$277.0	145.4%
Cash Flow	221.5	218.7	228.7	239.3	246.0	200.0%
Americas Group
Segment Profit(2)	142.5	140.6	152.4	161.5	182.0	200.0%
Cash Flow	126.7	126.5	137.5	143.9	189.4	200.0%

(1)	2014 results are stated at 2015 incentive program foreign exchange rates and exclude results for Venezuela, to be consistent with how the 2015 goals were set.

(2)	Segment profit measures do not include income tax, while the net income measure is after-tax.

2015 AIP Payout Calculation

The following table illustrates the formula and respective 2015 AIP payout calculations for each of the Company’s NEOs. Award amounts indicated are included under the Non-Equity Incentive Plan Compensation column in the 2015 Summary Compensation Table, on page 30 below.

NEO / Year-End Base Salary ($)	X	Individual Target (% of Base)	X	Weight of Measure (% of AIP)	X	2015 Payout Factor (Result %)	=	Earned Award ($)	Earned Award (% of Target)
E.V. Goings $1,000,000		115%		70% Company Net Income		145.4%		$1,170,635
				30% Company Cash Flow		200.0%		690,000

						Total:		$1,860,635	161.8%
Simon C. Hemus $610,000		80%		70% Company Net Income		145.4%		$496,756
				30% Company Cash Flow		200.0%		292,800

						Total:		$789,556	161.8%
Michael S. Poteshman $495,508		72%		70% Company Net Income		145.4%		$363,167
				30% Company Cash Flow		200.0%		214,059

						Total:		$577,227	161.8%
Patricia A. Stitzel $375,000		60%		25% Company Net Income		145.4%		$81,799
				45% Americas Segment Profit		200.0%		202,500
				30% Americas Cash Flow		200.0%		135,000

						Total:		$419,299	186.4%
Georg H. Jaggy
$362,000		60%		70% Company Net Income		145.4%		$221,097
				30% Company Cash Flow		200.0%		130,320

						Total:		$351,417	161.8%

AIP financial measurements exclude the costs, expenses or charges and related cash flow arising out of changes in accounting standards and unusual items such as re-engineering and exit costs; dispositions of property, plant and equipment outside of the normal course of business; pension settlements; income from significant insurance recoveries; amortization and impairment of acquisition-related intangibles; and costs to modify the Company’s capital structure, if any. In addition, for 2015, as was the case in 2014, the Committee concluded that due to the unpredictability of the impact of the external situation in Venezuela, including the exchange rate to be used in translating bolivar results to U.S. dollars and the availability and exchange rate to be used in converting bolivars to U.S. dollars, that the impact of Venezuela would be excluded in setting the goals and measuring the annual incentive performance of the Company. As discussed above in greater detail, the goals and achievement under the AIP are measured at constant foreign currency exchange rates. Other than as it relates to the exclusion of Venezuela’s operational results, the adjustments to U.S. GAAP results set forth below for both net income and cash flow are generally for the same items for which the Company presented its results “excluding items” in its earnings release on January 27, 2016.

	2015	2014	Change
GAAP net income	$185.8	$214.4	-13.3%
Adjustment to state 2014 at 2015 actual exchange rates		(69.4)
Items excluded for incentive purposes:
Gains on disposal of assets including insurance recoveries	(12.8)	(2.7)
Amortization of intangibles of acquired beauty units	10.2	11.8
Re-engineering and impairment charges	7.5	13.0
Venezuela devaluation impact on balance sheet positions, net of currency conversion benefit	28.3	42.8
Tax impact of adjustments	1.6	(4.7)
Performance excluding “items” (non-GAAP press release basis)	220.5	205.2	7.5%

Adjustment to state at 2015 incentive exchange rates	59.1	63.0
Negative discretion for Venezuela		5.3
Negative discretion for BeautiControl software write-off		(0.8)
Pension settlements	(1.3)
Exclusion of Venezuela’s operating results	(1.2)	(15.3)

Performance as measured for incentive purposes	$277.1	$257.4	7.7%

	2015	2014	Change
Cash flow from operating activities, net of investing activities	$182.6	$219.8	-16.9%
Adjustment to state at 2014 incentive exchange rates		(62.6)
Items excluded for incentive purposes:
Proceeds from disposal of assets including insurance recoveries	(14.1)	(2.6)
Re-engineering and impairment charges	6.2	8.2
Non-cash excess tax benefits from equity plans	5.6	6.0
Significant capital projects budgeted but unspent	(3.3)	(7.7)
Amortization of debt premium	0.5	0.5
Other	2.4	2.5
Performance for incentive purposes excluding “items”	$180.0	$164.1	9.7%
Adjustment to state at 2015 incentive exchange rates	64.4	66.0
Pension settlements	(1.3)
Exclusion of Venezuela operating cash flow results	3.0	(7.2)
Performance for incentive purposes	$246.0	$222.9	10.4%

Long-Term Incentive Programs

A primary objective of the Company’s compensation program is to align executive interests with long-term shareholder value creation. The Committee believes that emphasizing long-term compensation fosters this alignment. The Company provides such compensation opportunities to NEOs in the form of performance-based equity incentives with the objective of supporting development and execution of long-term operational and strategic plans. Select NEOs are also eligible to participate in the Company’s Gainsharing Program, a mid-to long-term cash incentive program described below.

Stock-Based Incentive Programs

The Committee grants annual stock-based incentive awards to selected key members of management, including each of the NEOs, in the form of stock options and performance-based shares to further align their interests with those of the Company’s shareholders. The Committee considers these particular equity award types to be an effective way to incent shareholder value creation over the long-term. In certain circumstances, such as the critical retention or promotion of an associate to an executive officer role, the Committee may also grant special “off-cycle” awards of equity, including to NEOs.

Annual equity awards are determined by the Committee for each of the NEOs in consideration of the competitive practices described above under “Peer Group & Compensation Benchmarking,” in terms of both the types and size of awards issued. The Committee considers and balances many factors in the decision on which equity vehicles to use, including accounting expense, potential benefit to participants and potential tax implications of transactions for both the participant and the Company. The Committee approves the value of annual long-term incentive awards during its November meeting. Stock option awards are made effective on the date of approval and Performance Share Program (“PSP”) awards become effective once goals are established in the first quarter of the following year.

Annual stock award values are translated into awards of stock options and PSP awards. In 2014 and 2015, non-qualified stock option awards accounted for 45% of the total value awarded, compared with 55% in 2013, and Performance Share Program awards account for 55% of the total value awarded, compared with 45% in 2013.

This design pertains to the annual equity awards approved by the Committee in 2014 and 2015, including the performance-based share program’s weighting of achievement against both the three-year cumulative earnings per share (“EPS”) and relative total shareholder return (“rTSR”) performance measures, as described below. For annual LTI awards made prior to 2014, including the performance share program that ended in 2015, Company performance was measured on three-year cumulative EPS and cash flow from operating activities net of investing activities (“Free Cash Flow”), as described below. In 2015, the number of shares awarded under each equity vehicle was determined on the date of grant, a change from past practice whereby the number of shares awarded was based on a fair value near to the date that the Committee approved awards. This difference is illustrated in the CEO’s 2014 and 2015 stock award values in the Summary Compensation Table on page 30. The table indicates the grant date fair value of shares awarded in 2014 that were approved in November 2013 when the stock price was higher. In November 2015, the total annual equity award value approved by the Committee for the CEO was the same as in November 2014.

Stock Options

Stock options require an increase in price in the underlying common stock for the award to ultimately have intrinsic value. The Company’s annual stock option grants, including those made to the NEOs, vest in three equal annual installments and include a ten-year life before expiring, if unexercised. A stock option’s exercise price is equal to the closing price of the Company’s common stock on the date of grant.

During 2015, stock option awards were made to each of the NEOs in the November annual grant cycle. In addition, effective with his promotion to EVP & Global Marketing Officer, in January 2015 Mr. Jaggy was granted a stock option with a ten-year life, vesting one-third annually, and a grant date fair value of $127,948. This value was consistent with annual award recipients at the Executive Vice President level for awards made in November 2014, and was determined in consideration of market-based long-term incentive values for his position and experience. As the Committee determines to be necessary, options may be granted as part of a critical retention or new hire award, however, none of the NEOs received such a grant during 2015.

Performance Share Program

The Company’s executive officer population and selected other executives are eligible to participate in the Performance Share Program (PSP), a three-year stock-based performance program with annual overlapping award cycles. PSP awards represent performance-vesting full value share units that are delivered to participants on the achievement of key Company performance measures. Cumulative three-year goals are established, defining each measure’s achievement at a threshold, target and maximum performance level. Awards are expressed as a number of shares to be delivered for target level performance, based on achievement of these metrics. No shares vest if achievement is less than threshold, while 150% of the target shares vest if achievement is equal to or above the maximum goal. The actual number of shares that vest is calculated using straight-line interpolation of results between threshold, target and maximum goals.

For PSP performance periods that began prior to 2014, the measures used to determine achievement were EPS and Free Cash Flow. For PSP performance periods beginning with the 2014-2016 program, relative total shareholder return (rTSR) replaced Free Cash Flow as a measure used to determine the program’s ultimate achievement. This shift in performance measures was made by the Committee in conjunction with the Company’s significant shareholder outreach efforts during 2013. rTSR is measured as achievement versus a group of companies, comprised of the S&P 400 MidCap Consumer Discretionary company index plus the 18 companies identified as the Compensation Peer Group, using the companies in the group both at the beginning and at the end of the performance period. For Company performance at the 35th percentile, threshold shares (50% of target shares) will be earned, at the 50th percentile target shares will be earned, and at the 75th percentile or greater maximum shares (150% of target shares) will be earned.

All executive officers, including each of the NEOs, were granted awards under the 2015-2017 PSP. Grants of PSP units made during 2015 were based upon a pre-defined value of performance share units, approved by the Committee in November of 2014 during its annual equity award review. Dividends on performance share grants are paid if and when performance has ultimately been achieved and shares are earned. The Company has consistently paid dividends on its common stock, and has already declared quarterly dividends in 2015 and the first quarter of 2016. As a consequence, if performance shares vest under this program, dividends will be paid on those shares. The 2015-2017 target goals were deemed to be reasonably achievable with strong management performance.

The 2013-2015 PSP target EPS goal was established using the 2013 Company plan EPS based upon the AIP target net income goal plus amounts 13% higher for each of 2014 and 2015. The 2013-2015 PSP target Free Cash Flow goal was established using the Company’s AIP target cash flow goal plus amounts 7% higher for each of 2014 and 2015. The following table illustrates the 2013-2015 PSP program’s threshold, target and maximum goals.

At its meeting in February 2016, the Committee certified the actual Company results under the 2013-2015 performance period of $853.5 million in three-year aggregate free cash flow and three-year aggregate earnings per share of $18.21. This achievement resulted in the vesting of 77.0% of each of the participating NEO target awards. The following table details the target and the vested shares under the 2013-2015 PSP for each of the NEOs who participated in the program. Ms. Stitzel and Mr. Jaggy were not executive officers of the Company during 2013 when this grant was made, and thus did not participate in this program.

NEO	2013 – 2015 PSP Target Shares	Earned Shares (77.0% of Target)
E.V. Goings	27,500	21,178
Simon C. Hemus	8,950	6,892
Michael S. Poteshman	5,150	3,966

Restricted Stock Units

Restricted Stock Unit (RSU) awards represent a right to receive shares of common stock that are delivered to participants on the lapse of a specified restriction period. The Committee believes that the use of RSUs supports the compensation philosophy as they are generally considered a valuable tool in the attraction and retention of critical talent. During 2015, Mr. Jaggy received an award of 3,205 RSUs on January 2, 2015, the effective date of his promotion to EVP & Chief Global Marketing Officer, having a grant date fair value of $199,992 and vesting one-third annually on each of the first three anniversaries of the date of grant. The committee typically awards a grant of RSUs in recognition of promotions to an executive officer position. This award is described below and included in the “2015 Grants of Plan Based Awards” table on page 32 below.

Gainsharing Program

The Company awards participation in Gainsharing Programs as a retention and performance-based incentive, designed to reward significant growth in certain specific business units or groups of units. The CEO, COO, CFO and other similarly globally focused positions do not participate in any Gainsharing Program. Generally, the programs are established as an opportunity to earn cash awards for results that are beyond the AIP maximum goal established during the first year of each program (the “Baseline Goal”) over a mid-term period that is typically three years. Awards are earned as a percentage of profit generated at performance levels beyond the Baseline Goal in each year that is initially the maximum goal under the AIP and subsequent to achievement of that level of profit becomes the highest annual profit achieved during the program’s term. The measurement of performance under the program excludes the same items as under the AIP.

As Group President, Ms. Stitzel participated in a three-year Gainsharing Program that began in 2015. The program measured segment profit performance of her respective Group, and offered an opportunity to earn as much as $1 million over the three-year performance period. As illustrated in the following table, Ms. Stitzel’s program has accrued an estimated $538,161 in 2015, which will be earned and paid when the program’s performance period ends.

NEO	Performance Period	Performance Measure	2015 Baseline Goal ($Mil)	2015 Achievement ($Mil)	2015 Award Amount Earned
Patricia A. Stitzel	2015 - 2017	Group Segment Profit, Americas	$161.5	$182.0	$538,161

Other Elements of Total Compensation

Retirement and Savings Plans

Retirement plans for NEOs based in the United States include a qualified base retirement (defined benefit) plan that was frozen in 2005, a qualified retirement savings (401(k)) plan and a supplemental retirement plan (defined benefit portion frozen in 2005). Pursuant to the Company’s Executive Deferred Compensation Plan, certain executives including NEOs based in the United States, may defer compensation. All plans are discussed in detail in the “Pension Benefits” and “2015 Non-Qualified Deferred Compensation” sections below.

Mr. Hemus participates in a Select Deferred Compensation Plan that is described on page 36 below.

Mr. Jaggy participates in the Swiss Pension Plan that is described on page 35 below.

The CEO participates in a supplemental executive retirement program (“SERP”), which was implemented in 2003. An important retention element of the CEO’s total compensation in years past, the SERP program reached its maximum service limit when Mr. Goings surpassed 20 years of service during 2012. The SERP was designed and is intended to provide a total retirement value for the CEO under the context that the CEO will not receive duplicative retirement payments. In 2015 the present value of the SERP benefit was reduced by age and service according to the program’s design. The net result of 2015 changes to the present value of the program was a decrease in the present value by $4.7 million. As of December 26, 2015, the present value of the CEO’s accumulated net benefit under the SERP was $16,825,865, after reducing the gross benefit by $8,389,676 in offsets from other Company retirement plans, and is calculated as if the CEO had retired on the December 26, 2015 valuation date using a 4.0 percent effective long-term lump sum conversion interest rate. For additional information on the CEO SERP program, see the “Pension Benefits” and “2015 Non-Qualified Deferred Compensation” sections below. The CEO is the only participant in the SERP, and the Company does not intend to add additional participants in the future.

Health and Welfare Plans and Perquisites

The NEOs receive certain competitive health and welfare benefits, as well as perquisites. Health and welfare benefits include medical, dental, disability and basic life insurance similar to that provided to other employees. For executive officers appointed prior to January 1, 2011, the Company maintains an executive life insurance program that provides an additional coverage amount equal to one year’s salary capped at $700,000. Executive officers appointed after that date are not eligible for this benefit.

Executive officers are also eligible for the following perquisites: car allowance, executive physical, matching contributions on certain charitable gifts, financial and tax planning and, for the CEO and COO, country club membership dues. Perquisites and health and welfare benefits described above are offered in order to provide a total compensation package that is competitive with the marketplace for senior level executives as determined by evaluating peer and survey data.

Expatriate & Relocation Benefits

Upon his promotion to EVP & Chief Global Marketing Officer in 2015, Mr. Jaggy’s previously held international work assignment ended. Related to the period prior to his promotion, he received certain expatriate and relocation benefits provided by the Company, consistent with its policies. Benefits available in conjunction with these types of employee assignments can include goods and services allowances, housing, income taxes, relocation benefits, home leave, language training, immigration fees, and other items that may be considered on a case-by-case basis. Detail on Mr. Jaggy’s benefits under these policies is included in his ‘All Other Compensation’ amount in the 2015 Summary Compensation Table, on page 30 below.

Change-in-Control and Severance Agreements

The Company has entered into change-in-control agreements with certain of its officers, including the NEOs. In the event of a change-in-control, these agreements provide benefits in lieu of the benefits offered under the Company’s severance policy generally applicable to employees. Change-in-control agreements have been implemented due to the Committee’s desire to provide, in the event of a threatened change-in-control, adequate retention devices to assure that senior management continues to operate the business through the conclusion of a change-in-control transaction. This program was designed with the advice of the Committee’s independent compensation consultant, Aon Hewitt, and serves to attract and retain executives by providing a competitively designed element of executive compensation. The Company has adopted a policy that, subsequent to January 1, 2009, any new change-in-control agreement, or a change-in-control agreement that is substantially amended, shall not include any tax gross-up provisions. Of the NEOs, currently only Messrs. Goings, Hemus and Poteshman continue to be entitled to tax gross-up provisions. See the heading “Change-in-Control Payments” on page 37 below, for additional discussion on change-in-control agreements.

In addition, the Company entered into a severance agreement in 2003 (as amended and restated in 2010) with the CEO for situations not connected with a change-in-control, pursuant to which he would be paid two times the sum of his base salary and target bonus and receive other benefits, including twenty-four months of continued medical and dental insurance coverage and outplacement services, in the event his employment is terminated without “cause” by the Company or if he terminated his employment with “good reason,” each as defined in the agreement. A voluntary retirement from the Company, by the CEO, would not constitute “good reason” under the severance agreement. The payments under this contract would reduce on a dollar-for-dollar basis any amounts paid under his change-in-control agreement. The Committee deemed such an agreement, including the level of benefit to be paid, to be appropriate in the market and to serve as a useful retention device for the CEO. In keeping with good governance practices, the Company has adopted a policy that it will not enter into additional severance agreements (outside those related to a change-in-control).

Other Compensation Practices

Stock Ownership Requirements and Anti-Hedging and Pledging Policies

The Committee requires all NEOs to acquire and hold an amount of Company stock equal to a multiple of annual salary. The CEO’s multiple is five times annual salary and the remaining NEOs’ multiples are three times annual salary. The requirement includes a phase-in period for new executive officers and for continuing executive officers in the event that the requirement escalates due to a decrease in share price or increase in salary. Shares held for this purpose include those that would be awarded under running performance share programs if forecast performance is achieved. As of December 26, 2015, all NEOs were in compliance with the Company’s stock ownership requirements.

NEOs may not hedge the economic risks involved in the ownership of Company stock through the use of derivative instruments. The Company’s stock trading policy prohibits the trading in exchange-based derivatives such as puts, calls, spreads, straddles, etc. related to the Company’s securities, including any publicly-traded debt securities, and it prohibits short selling and pledging of Company stock.

Compliance with Internal Revenue Code Section 162(m)

Under Section 162(m) of the Internal Revenue Code, generally U.S. based NEO (other than the Chief Financial Officer) compensation over $1 million for any year is not deductible for United States income tax purposes. However, performance-based compensation is exempt from the deduction limit if certain requirements are met. The Committee considers this exemption when making its compensation decisions and to the extent practicable acts in ways to avoid non-deductibility, while satisfying the Company’s compensation policies and objectives. Because the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when deemed necessary to enable the Company to continue to attract, retain and motivate highly qualified executives, it reserves the authority to forego deductibility under Section 162(m).

Recapture of Awards and Payments

The Company has a “clawback” policy under which any previous cash payment, deferral of cash payment, or delivery of the common stock of the Company, which was made pursuant to any incentive compensation award, including any discretionary award, shall be subject to recovery upon the occurrence of the misstatement of the Company’s previously reported financial results due to the error, omission, fraud or other misconduct of an employee of the Company or any of its subsidiaries, including a misstatement that leads to a restatement of previously issued financial statements. The amount subject to recovery from a participant shall be the amount by which the affected award exceeded the amount that would have been payable had the financial information been initially prepared as adjusted to correct for the misstatement, or any lesser amount that the Committee may determine. Furthermore, in the event that the Company is required to restate its financial statements due to material non-compliance with financial reporting requirements, the Company will recover from any current or former executive officer who received incentive-based compensation during the three-year period preceding the date on which the Company is required to prepare an accounting restatement, such excess amounts that the executive officer would not have received under the restated financial statements. This recovery shall be in accordance with New York Stock Exchange listing requirements as may be promulgated from time to time. In 2015, no such triggering event or recovery occurred with respect to any of the NEOs.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the 2015 fiscal year and in this 2016 proxy statement. Members of the Committee are:

Compensation and Management Development Committee

David R. Parker, Chairperson

Susan M. Cameron

Kriss Cloninger III

Meg Crofton

Angel R. Martinez

Joyce M. Roché

2015 SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation of each of the Company’s named executive officers (NEOs), including the Chief Executive Officer and the Chief Financial Officer, for the years ended December 26, 2015, December 27, 2014 and December 28, 2013, to the extent that such individuals were NEOs during such periods. In contrast to presentation in the Company’s prior proxy statements, the Company has updated its disclosure consistent with SEC guidance, to exclude from the “All Other Compensation” column, cash payments of regular dividends accrued over the vesting period of full-value equity awards and paid during the fiscal year. This includes reporting of prior year amounts, for each of the NEOs, as applicable.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6, 7)	Total ($)
E. V. Goings Chairman & CEO	2015	$1,017,604	$0	$2,667,581	$2,182,509	$1,860,635	$0	$219,119	$7,947,448
	2014	1,045,475	0	2,165,956	2,210,167	900,138	1,949,863	302,450	8,574,050
	2013	1,178,661	0	2,167,275	1,935,850	1,992,274	0	397,453	7,671,513
Simon C. Hemus President & COO	2015	626,471	0	881,201	720,011	789,556	n/a	144,134	3,161,373
	2014	639,773	0	4,668,962	730,032	381,972	n/a	184,370	6,605,109
	2013	695,071	0	705,350	702,324	969,873	n/a	237,707	3,310,325
Michael S. Poteshman EVP & CFO	2015	513,099	0	412,512	337,510	577,227	0	96,129	1,936,476
	2014	497,648	0	367,998	341,782	271,117	41,340	108,201	1,628,086
	2013	481,361	0	405,872	328,866	435,504	0	119,412	1,771,015
Patricia A. Stitzel(8) Group President, Americas	2015	381,950	0	275,054	225,011	957,460	0	70,608	1,910,082
Georg H. Jaggy(8) EVP & Chief Global Marketing Officer	2015	385,776	0	365,015	262,949	351,417	278,489	372,642	2,016,287

(1)

Includes amounts held in the Retirement Savings Plan that were deferred pursuant to Section 401(k) of the Internal Revenue Code (the “Code”), and amounts deferred under the Executive Deferred Compensation Plan, as well as Code Section 125 contributions to the Flexible Benefits Plan.

(2)

Amounts represent the aggregate grant date fair value of stock awards made during the fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). All of the awards included in this column are subject to performance conditions and are reported in the table based on probable achievement of the underlying performance conditions at the time of grant, with the exception of a time-based restricted stock unit award for Mr. Jaggy made in conjunction with his promotion to EVP & Chief Global Marketing Officer, which had a grant date fair value of $199,992. Assuming that the highest level of performance conditions were to be achieved, for fiscal year 2015, the grant date fair value for each NEO would be as follows: Mr. Goings, $4,001,372; Mr. Hemus, $1,321,801; Mr. Poteshman, $618,769; Ms. Stitzel, $412,581 and Mr. Jaggy, $447,526. The assumptions used in the valuations may be found in Note 14 of the Company’s 2015 Annual Report on Form 10-K. The 2014 amount indicated for Mr. Hemus includes the grant date fair value of a retention award of restricted stock units, which will vest entirely on December 29, 2017, subject to his continued employment through that date.

(3)

Amounts represent the aggregate grant date fair value of option awards made during the fiscal year computed in accordance with FASB ASC Topic 718. The grant date fair value was determined using a Black-Scholes valuation applied to the number of shares granted under an option. The assumptions used in the Black-Scholes valuations and the resulting values per share may be found in Note 14 of the Company’s 2015 Annual Report on Form 10-K.

(4)

For 2015, the amounts reported in this column represent actual payouts under the Company’s AIP relating to 2015 performance and paid in February 2016. For Ms. Stitzel, the amount reported in this column also includes $538,161 earned under her Gainsharing Program, as described above under the heading Long-Term Incentive Programs—Gainsharing Program.

(5)

Amounts represent the actuarial change in the present value of the NEO’s benefit under the Company’s pension plans determined using interest rate and mortality rate assumptions consistent with those used in determining the amounts in the Company’s financial statements. The Company’s U.S. plan was frozen in 2005. Mr. Hemus was hired after the plan freeze date and therefore not eligible to participate in the Company’s pension plans. Mr. Jaggy is not a participant in the U.S. plans; instead, he is a participant in the Fondation collective LPP Swiss Life (the “Swiss Pension Plan”). The following table includes the actuarial increase in the present value of the eligible NEOs’ benefits, by plan:

Name	Qualified Base Retirement Plan	Non-Qualified Defined Benefit Supplemental Plan	Supplemental Executive Retirement Plan (SERP)	Swiss Pension Plan	Total
E. V. Goings	$23,778	$111,948	$(4,760,754)	n/a	$(4,625,028)
Michael S. Poteshman	(4,665)	(1,629)	n/a	n/a	(6,294)
Patricia A. Stitzel	(3,313)	(172)	n/a	n/a	(3,485)
Georg H. Jaggy	n/a	n/a	n/a	278,449	278,449

The increases reported above for Mr. Goings are, as applicable, a result of the actuarial increases related to late retirement, partially offset by changes in the underlying mortality and interest rate assumptions and the decrease to the SERP was a result of changes in actuarial assumptions and company contributions and earnings in the defined contribution and frozen defined benefit programs. The present value of accumulated pension benefits for Mr. Poteshman and Ms. Stitzel decreased due to assumption changes (higher pre-retirement discount rate and effective long-term lump sum conversion interest rate, and updated mortality tables). These factors offset the underlying increase in their present value of benefit that occurs related to age (i.e., being one year closer to retirement). Mr. Jaggy’s value has been converted to U.S. dollars from Swiss francs using the 2015 year-end exchange rate of 1.01. References to “n/a” mean not applicable.

(6)

For 2015, the All Other Compensation column includes amounts related to executive perquisites provided by the Company, which may include executive physical, club dues, company car, financial and tax services, life insurance premiums and contributions provided by the Company pursuant to either the Tupperware Brands Corporation Retirement Savings Plan and/or the defined contribution portion of the Tupperware Brands Corporation Supplemental Plan. The following table details each of the applicable amounts included in the 2015 Summary Compensation Table under the heading All Other Compensation.

Mr. Jaggy’s assignment benefits are related to both an assignment that concluded at the end of 2014, his relocation, and benefits available under his current compensation arrangement and consist of (i) $6,517 for temporary living, (ii) $288,881 related to payment of foreign taxes, (iii) $16,303 related to home leave, (iv) $14,848 for relocation expenses and (v) $2,172 related to gross-up of taxes on certain benefits. The benefits are valued based on the aggregate incremental cost to the Company and represent the amounts paid directly to, or on behalf of, Mr. Jaggy, as applicable.

Item	E. V. Goings	Simon C. Hemus	Michael S. Poteshman	Patricia A. Stitzel	Georg H. Jaggy
Club Dues	$32,894	$26,185	$—	$—	$—
Car Allowance / Transportation Allowance	14,089	13,200	13,200	13,200	15,031
Financial / Tax Services	—	11,000	2,641	3,000	—
Overseas Assignment Benefits	—	—	—	—	328,720
DC Portion of the TW Retirement Savings Plan Company Contribution	22,665	22,665	22,665	22,665	—
DC Portion of the TW Supplemental Plan Company Contributions	147,162	65,427	52,196	27,484	—
DC Contribution to Swiss Pension Plan *	—	—	—	—	24,632
Executive Physical	705	4,259	4,259	4,259	4,259
Life Insurance Premiums	1,604	1,398	1,105	—	—
Company Match on Charitable Contributions	—	—	63	—	—

All Other Compensation	$219,119	$144,134	$96,129	$70,608	$372,642

*	Converted to U.S. dollars from Swiss francs using the 2015 year-end exchange rate of 1.01.

(7)

In contrast to presentation in the Company’s prior proxy statements, and consistent with SEC guidance, the All Other Compensation column excludes regular cash dividends, paid during the fiscal year on the vesting of full-value equity awards, that were accrued over the award’s vesting period. In 2015, if the previous practice had been followed, the All Other Compensation column would have included dividends of $1,730,447, $84,560, $45,550, $ 2,348 and $3,731 for Messrs. Goings, Hemus, and Poteshman, Ms. Stitzel and Mr. Jaggy, respectively. In 2014, the All Other Compensation Column included dividends of $225,091, $784,984 and $26,679 for Messrs. Goings, Hemus and Poteshman, respectively, and in 2013, included dividends of $142,541, $56,988 and $23,712 for Messrs. Goings, Hemus and Poteshman, respectively.

(8)	Ms. Stitzel and Mr. Jaggy were not NEOs prior to 2015.

2015 GRANTS OF PLAN-BASED AWARDS

The following table sets forth grants of non-equity performance-based awards and equity-based compensation awards made to the NEOs during 2015.

Name and award program	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
		Threshold	Target	Maximum	Threshold #	Target #	Maximum #
E.V. Goings
Annual Incentive Program	n/a	$575,000	$1,150,000	$2,300,000
rTSR-Based PSP Award	01/12/2015				5,193	10,386	15,579				$666,885
EPS-Based PSP Award	02/20/2015				13,777	27,554	41,331				2,000,696
Stock Options	11/13/2015								167,114	$55.55	2,182,509
Simon C. Hemus
Annual Incentive Program	n/a	244,000	488,000	976,000
rTSR-Based PSP Award	01/12/2015				1,716	3,431	5,147				220,305
EPS-Based PSP Award	02/20/2015				4,551	9,102	13,653				660,896
Stock Options	11/13/2015								55,131	55.55	720,011
Michael S. Poteshman
Annual Incentive Program	n/a	178,382	356,766	713,532
rTSR-Based PSP Award	01/12/2015				803	1,606	2,409				103,121
EPS-Based PSP Award	02/20/2015				2,131	4,261	6,392				309,391
Stock Options	11/13/2015								25,843	55.55	337,510
Patricia A. Stitzel
Annual Incentive Program	n/a	112,500	225,000	450,000
Gainsharing Program	n/a		1,000,000
rTSR-Based PSP Award	01/12/2015				536	1,071	1,607				68,769
EPS-Based PSP Award	02/20/2015				1,421	2,841	4,262				206,285
Stock Options	11/13/2015								17,229	55.55	225,011
Georg H. Jaggy
Annual Incentive Program	n/a	108,600	217,200	434,400
Stock Options	01/02/2015								7,132	62.40	127,948
Restricted Stock Units	01/02/2015							3,205			199,992
rTSR-Based PSP Award	01/12/2015				321	642	963				41,223
EPS-Based PSP Award	02/20/2015				853	1,705	2,558				123,800
Stock Options	11/13/2015								10,337	55.55	135,001

(1)	Represents the range of possible future payouts under the AIP, and with respect to Ms. Stitzel, her 2015 – 2017 Gainsharing Program.

(2)

Represents the number of performance shares awarded under the 2015-2017 Performance Share Program, which may vest subject to either relative total shareholder return (rTSR) or earnings per share (EPS) goals, as described under the heading “Performance Share Program” above.

(3)	Represents time-vested restricted stock units awarded under the 2010 Incentive Plan to Mr. Jaggy during 2015.

(4)

Represents stock options awarded under the 2010 Incentive Plan. Option awards were granted with an exercise price equal to the closing price on the New York Stock Exchange of a share of common stock on the grant date. These options vest one-third on each of the first, second, and third anniversaries of the grant date and have a 10-year term.

(5)

Reflects the aggregate grant date fair value of the award determined pursuant to FASB ASC Topic 718 and, for awards subject to performance-based conditions, is calculated based on target achievement of the underlying performance conditions.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2015

The following table provides information regarding outstanding equity awards held by each of the NEOs as of December 26, 2015, incorporating the closing Company stock price on that date of $55.89 per share.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
E.V. Goings	44,600	0		17.36	02/16/19
	127,450	0		48.30	11/17/19
	139,900	0		47.31	11/03/20
	122,650	0		54.92	11/15/21
	127,300	0		61.03	11/07/22
						21,178	(1)	$1,183,638
	46,306	23,154	(2)	86.32	11/06/23
									40,965	(3)	$2,289,534
	38,431	76,862	(4)	63.98	11/05/24
									15,579	(5)	$870,710
									41,331	(5)	$2,309,990
	0	167,114	(6)	55.55	11/12/25
Simon C. Hemus	13,284	0		54.92	11/15/21
	27,600	0		61.03	11/07/22
						6,892	(1)	$385,194
	16,800	8,400	(2)	86.32	11/06/23
						50,000	(7)	$2,794,500
									14,865	(3)	$830,805
	12,694	25,388	(4)	63.98	11/05/24
									5,147	(5)	$287,666
									13,653	(5)	$763,066
	0	55,131	(6)	55.55	11/12/25
Michael S. Poteshman	21,450	0		54.92	11/15/21
	23,850	0		61.03	11/07/22
						3,966	(1)	$221,660
	7,866	3,934	(2)	86.32	11/06/23
									6,960	(3)	$388,994
	5,943	11,866	(4)	63.98	11/05/24
									2,409	(5)	$134,639
									6,392	(5)	$357,249
	0	25,843	(6)	55.55	11/12/25
Patricia A. Stitzel	1,534	0		47.31	11/03/20
	2,767	0		54.92	11/15/21
	4,300	0		61.03	11/07/22
						1,500	(8)	$83,835
	3,146	1,574	(2)	86.32	11/06/23
						2,000	(9)	$111,780
									2,790	(3)	$155,933
	3,962	7,924	(4)	63.98	11/05/24
									1,607	(5)	$89,815
									4,262	(5)	$238,203
	0	17,229	(6)	55.55	11/12/25
Georg H. Jaggy	4,150	0		54.92	11/15/21
	4,300	0		61.03	11/07/22
	1,313	657	(2)	86.32	11/06/23
						257	(10)	$14,364
	0	7,132	(11)	62.40	01/01/25
						3,205	(12)	$179,127
									963	(5)	$53,822
									2,558	(5)	$142,967
	0	10,337	(6)	55.55	11/12/25

(1)	Performance shares pursuant to the 2013—2015 Performance Share Program, vested at 77.0% on February 20, 2016.

(2)	Options will vest on November 7, 2016.

(3)	Performance shares pursuant to the 2014—2016 Performance Share Program; value illustrated at 150% of target achievement, the maximum under the program.

(4)	Option will vest in two equal annual installments beginning November 6, 2016.

(5)	Performance shares pursuant to the 2015 - 2017 Performance Share Program; value illustrated at 150% of target achievement, the maximum under the program.

(6)	Option will vest in three equal annual installments beginning November 13, 2016.

(7)	Restricted stock unit will vest on December 29, 2017.

(8)	Restricted stock unit vested on February 19, 2016.

(9)	Restricted stock unit will vest on January 2, 2017.

(10)	Restricted stock unit will vest on November 7, 2016.

(11)	Option vests in three equal annual installments beginning January 2, 2016.

(12)	Restricted stock unit vests in three equal annual installments beginning January 2, 2016.

OPTION EXERCISES AND STOCK VESTED IN 2015

The following table sets forth stock option exercises and stock vested for the NEOs during the year ended December 26, 2015.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
E.V. Goings	481,100	$17,818,465	189,224	$12,298,055
Simon C. Hemus	—	—	12,735	924,688
Michael S. Poteshman	—	—	6,860	498,105
Patricia A. Stitzel	—	—	309	17,931
Georg H. Jaggy	—	—	566	32,845

PENSION BENEFITS

The following table sets forth all pension benefits for the Company’s NEOs as of and for the year ended December 26, 2015.

2015 PENSION BENEFITS TABLE

Name	Plan Name	Number of years credited service (#)(2)	Present value of accumulated benefit ($)(3)	Payments during last fiscal year ($)
E. V. Goings(1)	Tupperware Brands Corporation Base Retirement Plan	13	$509,871	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	13	2,400,537	0
	Supplemental Executive Retirement Plan (SERP)	20	16,825,865	0
Simon C. Hemus(4)	Tupperware Brands Corporation Base Retirement Plan	n/a	n/a	n/a
	Tupperware Brands Corporation Supplemental Plan (DB portion)	n/a	n/a	n/a
Michael S. Poteshman	Tupperware Brands Corporation Base Retirement Plan	12	144,461	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	12	50,434	0
Patricia A. Stitzel	Tupperware Brands Corporation Base Retirement Plan	8	91,538	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	8	4,747	0
Georg H. Jaggy(5)	Swiss Pension Plan	37	3,026,926	0

(1)	Mr. Goings is currently eligible for retirement.

(2)

Under the Tupperware Brands Corporation Base Retirement Plan and the Tupperware Brands Corporation Supplemental Plan (DB portion), the number of years of credited service is less than actual years of service because the plans were frozen in 2005. Similarly, Mr. Goings reached the maximum service allowable under the design of his SERP during 2012.

(3)

The assumptions used to determine the present values of accumulated benefits are consistent with those used in the Company’s financial statements. See Note 13 in the Company’s Annual Report on Form 10-K for the year ended December 26, 2015. Since the CEO is over the Normal Retirement Age (65), the pre-retirement discount rate does not apply to his benefits.

(4)	Mr. Hemus was hired after the plan freeze date and therefore is not eligible to participate in these plans.

(5)	Mr. Jaggy participates in a defined benefit pension plan in Switzerland and its present value has been converted to U.S. dollars from Swiss francs using the 2015 year-end exchange rate of 1.01.

Base Retirement Plan

The Company’s Base Retirement Plan (“BRP”) is a defined benefit plan with an annual normal retirement (age 65) benefit defined as 1 percent of qualified earnings (base salary plus incentive bonus) plus prior plan participation benefits. The BRP was frozen as of June 30, 2005, and does not provide any benefit accruals after that date. Early retirement eligibility is defined as achieving at least age 55 with 10 or more years of service upon separation from the Company. There is an early retirement reduction factor for an active employee entering retirement that is 0.2 percent per month from age 62 to 65 and 0.4 percent per month prior to age 62. Upon retirement, participants may elect to receive the benefit in the form of a (1) single sum payment; (2) single life annuity; (3) ten year certain and continuous option; or (4) joint and survivor annuity option with the survivor level at 50 percent, 66 2/3 percent, 75 percent or 100 percent. Participants may receive a lump sum payment if they leave the Company pre-retirement.

Supplemental Plan (Defined Benefit Portion)

The defined benefit portion of the Tupperware Brands Corporation Supplemental Plan (the “Supplemental Plan”) accounts for benefits that would have been earned under the BRP were it not for limits imposed under Sections 415 and 401(a)(17) of the Code. Accruals under the defined benefit portion of the Supplemental Plan were also frozen as of June 30, 2005. Payout from this account may be by installments or in a lump sum, as elected in the enrollment materials completed by the participant. A lump sum payout may be taken if a participant leaves the Company pre-retirement.

Supplemental Executive Retirement Plan

The CEO also participates in a SERP, which, based on his greater than 20 years of service, provides for a benefit of 60 percent of final average SERP pay. Final average SERP pay means the average of the three highest annual cash compensation amounts, taking into account salary plus non-equity incentive plan compensation, during the last five years of service. The described benefit under this SERP was implemented under the condition that the CEO would not receive duplicative retirement payments. The ultimate SERP benefit will be reduced by benefits under the BRP and the Supplemental Plan (defined benefit portion) and the lump sum actuarial value of Company contributions and the investment returns on those contributions under the Retirement Savings Plan and the Supplemental Plan (defined contribution portion) and will be paid out upon the CEO’s retirement, in a lump sum. As of December 26, 2015, the present value of the CEO’s accumulated net benefit under the SERP was $16,825,865, after reducing the gross benefit by $8,389,676 in offsets from other Company retirement plans, and is calculated as if the CEO had retired on the December 26, 2015 valuation date using a 4.0 percent effective long-term lump sum conversion interest rate. However, the actual retirement date of the CEO has not been determined. The Company has not implemented a SERP for any other executive and it does not intend to add additional participants in the future.

Swiss Pension Plan

Under the Swiss Pension Plan, Mr. Jaggy will receive an annual payment for each year of service equal to 1.75 percent of pay of the average of the best five salaries in the final ten years prior to retirement. Compensation covered by the Swiss Pension Plan includes salary plus annual cash incentive, but does not include any overtime, commissions or occasional premiums. Mr. Jaggy has 37 years credited service under the plan. Benefits are computed on a straight-life annuity basis and are subject to integration with Swiss social security through an offset with covered compensation. The estimated annual benefit payable upon retirement at normal retirement age for Mr. Jaggy is $288,067. The estimate uses a formula that considers participation in the Swiss Pension Plan and any predecessor plan formula. Upon retirement, Mr. Jaggy may elect to receive the benefit in the form of a (1) single payment; (2) annuity option with a 60% widow’s pension; or (3) a mix between a capital payment and annuity as just described.

2015 NON-QUALIFIED DEFERRED COMPENSATION

Executive Deferred Compensation Plan

Pursuant to the Company’s Executive Deferred Compensation Plan (the “EDCP”), certain executives, including the NEOs, may defer compensation. Elections are made by eligible executives in June of the current plan year for current year annual incentive payout deferral and in December prior to the start of each year for subsequent year salary deferral. An executive may defer up to 50 percent of base salary and all or a portion of his or her annual incentive compensation. Deferred amounts accrue investment gains or losses equal to the gains or losses under the participant-selected investment funds shown below, which had the following annual rates of return for the year ended December 31, 2015 as reported by Fidelity Investments, the administrator of the program:

Name of Fund	Rate of Return
Fidelity Government Cash Reserves	0.01%
Spartan U.S. Bond Index Fund Advantage Class	0.59%
Spartan® Extended Market Index Fund Advantage Class	(3.32)%
Spartan® 500 Index Fund Advantage Class	1.35%
Spartan® International Index Fund Advantage Class	(0.79)%

An executive may elect an in-service distribution under the EDCP. He or she must specify at the time of the deferral election, the date that payments are to begin and whether distribution will be through a lump sum payment or a series of annual installments over 5, 10 or 15 years. Deferrals for each plan year must remain in the plan a minimum of three years. In the case of retirement or termination, an executive will be paid no earlier than six months following the executive’s retirement or termination date.

Select Deferred Compensation Plan

The Select Deferred Compensation Plan (the “SDCP”) was created by the Company in June 2008 in order to provide continued deferred compensation opportunity to Mr. Hemus as a result of the termination of a similar arrangement with his former employer, Sara Lee Corporation, a division of which was acquired by the Company in 2005. The balance in the account was adjusted as of the last day of 2015 to reflect the 2.82% average 2015 rate of return on 30 year U.S. treasury bonds. Under the plan, Mr. Hemus will be paid an amount equal to his account balance in the form of a cash lump sum, as soon as administratively possible under legal requirements including Section 409A of the Code, after his departure from the Company.

Supplemental Plan (Defined Contribution Plan Portion)

The defined contribution portion of the Company’s Supplemental Plan serves as a spill-over plan for participants with compensation that results in deferrals that exceed the limitation under Section 401(a)(17) of the Code. The participant may not continue to defer his or her own earnings, but receives credit for all employer contributions. The defined contribution portion of the Supplemental Plan also provides an age-graded allocation (2 to 12 percent of earnings in excess of $120,000; subject to age-graded maximums) to a closed group of employees who as of June 30, 2005 were in a position of Director level or above (excluding the CEO) whose annual rate of base pay on June 30, 2005 exceeded $120,000, and who are actively employed as of each fiscal year end. The interest credited to participants’ accounts in 2015 equals the 2.82% average 2015 rate of return on 30 year U.S. treasury bonds. Payout from this account may be by installments or in a lump sum, as elected in the enrollment materials completed by the participant.

2015 NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth the deferred compensation activity under the EDCP, SDCP and the defined contribution portion of the Supplemental Plan, for the Company’s NEOs as of and for the fiscal year ended December 26, 2015. Mr. Jaggy did not participate in the deferred compensation plans.

Name	Plan Name	Executive Contributions in FY 2015 ($)	Registrant Contributions in FY 2015 ($)(1)	Aggregate Earnings in FY 2015 ($)(2)	Aggregate Distributions in FY 2015 ($)	Aggregate Balance at December 26, 2015 ($)(3)
E. V. Goings	Tupperware Brands Corporation Supplemental Plan (DC portion)	$0	$147,162	$173,610	$0	$6,396,827
	Tupperware Brands Corporation Executive Deferred Compensation Plan	0	0	(116,345)	0	3,837,525
Simon C. Hemus	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	65,427	30,630	0	1,149,636
	Tupperware Brands Corporation Select Deferred Compensation Plan	0	0	1,122	0	40,982
Michael S. Poteshman	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	52,196	22.483	0	845,596
Patricia A. Stitzel	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	27,484	3,073	0	128,409

(1)	All Registrant contributions are included in the Summary Compensation Table.

(2)

In 2015, the interest rate earned under the Supplemental Plan was 2.82%. The only NEO who participated in the EDCP in 2015 was Mr. Goings, under which the investments declined by $116,345 representing a negative return of 2.9%. Mr. Hemus is the only participant in the SDCP, under which interest earned was 2.82% during 2015, with earnings of $1,122.

(3)	Amounts include Executive and Registrant Contributions over the previous 5 years, including those indicated:

Name	Executive and Registrant Contributions in FY 2014 ($)	Executive and Registrant Contributions in FY 2013 ($)	Executive and Registrant Contributions in FY 2012 ($)	Executive and Registrant Contributions in FY 2011 ($)	Executive and Registrant Contributions in FY 2010 ($)
E. V. Goings	$248,195	$336,207	$278,979	$327,964	$309,185
Simon C. Hemus	119,769	162,060	135,780	160,309	152,204
Michael S. Poteshman	66,148	78,103	64,950	68,029	59,314

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Change-in-Control Payments

Each NEO is a party to a change-in-control agreement with the Company under which, in certain circumstances, payments, including perquisites and health and welfare benefits, would be paid by the Company in the event of a change-in-control and a termination of the NEO’s employment within a two-year period after the change-in-control. A termination would only trigger payments if made by the Company other than for “cause” or “disability,” or by the executive upon “good cause,” which would involve a substantial diminution of job duties, a material reduction in compensation or benefits, a change in reporting relationship, a relocation or increased business travel, a failure of a successor company to assume the agreement or a breach of the agreement by the Company or a successor company.

A change-in-control is generally defined to mean an acquisition by one investor of over 20 percent of the Company’s capital stock, the replacement of a majority of the Company’s incumbent directors, shareholder approval of a complete liquidation or dissolution of the Company, or the consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company.

The payments to a NEO under these change-in-control employment agreements would be made in a lump sum and would include a pro-rata amount of any running AIP or long-term cash incentive program at target level, other than any

Gainsharing Program as those do not generate a change-in-control payment, as well as an amount equal to three times, or two times in the case of Mr. Jaggy, the sum of the NEO’s annual base salary plus AIP at target level for the year of termination. The NEOs would also receive health and welfare benefits for a three-year period; car allowance, financial planning, executive physical, and club membership, if applicable, for a one-year period; and a one-time payment for outplacement services of up to $50,000.

The change-in-control agreements also include (except as noted below) a modified gross-up provision, pursuant to which the Company will “gross-up” a NEO for the amount of any excise tax (and the amount of any income tax that is owed on such gross-up payment) that becomes due under Sections 280G and 4999 of the Code as a result of payments under the change-in-control agreements. The agreements provide that a NEO will be entitled to such a gross-up if the total amount of the payments owed under the change-in-control agreement is equal to at least 120% of the highest amount that the executive would be entitled to receive without becoming subject to the excise tax. If, however, the amount that the executive would receive under the change-in-control agreement is less than 120% of the highest amount that the executive would be entitled to receive under the change-in-control agreement without becoming subject to the excise tax, the amount that would be paid to the NEO under the change-in-control agreement would be reduced to the amount at which no excise tax would apply. The Company has adopted a policy that subsequent to January 1, 2009, any new change-in-control agreement, or a change-in-control agreement that is substantially amended, shall not include any tax gross-up provisions. Consequently, the agreements for Ms. Stitzel and Mr. Jaggy do not provide for gross-up of taxes.

Under the terms of the Company’s shareholder-approved incentive plan, if there were a change-in-control and the executive’s employment were terminated, there would be the following payments or benefits in addition to those in the change-in-control agreements: (i) long-term performance-based equity incentive plans would be deemed earned and paid in a lump sum on a pro-rata basis at target level for the period of such plan to and including the date of the change-in-control (without any duplication for any payment under the change-in-control employment agreements described above); (ii) all outstanding stock options would be immediately vested and exercisable; and (iii) restrictions upon all outstanding restricted stock awards would be eliminated and such shares would be distributed to the NEOs. The amounts of the benefits that the NEOs would receive as described above under the change-in-control employment agreements were established using competitive information about the market at the time the agreements were established.

Severance Agreement with CEO

In addition to the above, the CEO is a party to a severance agreement with the Company, pursuant to which a severance payment would be made in the event of an involuntary termination without “cause” or a termination initiated by the CEO with “good reason,” each as defined by the agreement. Retirement is not one of the events constituting “good reason” under the agreement. The severance payments under the agreement would be in the form of a lump sum payment and would include (i) unpaid salary and expenses and accrued vacation pay, (ii) a pro-rata payment for the period up to and including the date of the termination under the AIP for the year of termination based on actual full-year performance of the Company, (iii) an amount equal to two times the sum of the CEO’s highest annual base salary in effect during the 12 months preceding the date of termination and the highest target annual non-equity incentive plan amount in effect during the 12 months preceding the date of termination, irrespective of actual performance by the Company under such plan, (iv) two years of medical and dental insurance coverage, and (v) an outplacement service fee of up to $75,000. Under the severance agreement, the CEO is bound by restrictive covenants relating to confidentiality, non-competition, non-solicitation and non-disparagement. Such restrictive covenants are unlimited in time, except for non-competition and non-solicitation, which are for a twenty-four month period. Any payments received by the CEO under the severance agreement would reduce, on a dollar-for-dollar basis, any payments received by the CEO under the above-described change-in-control employment agreement. In the event of a triggering termination of employment under the above severance agreement, the CEO would also receive payments disclosed under the preceding tables relating to pension benefits and non-qualified deferred compensation plans. The amounts of the benefits that the CEO would receive under the severance agreement were established based upon advice received by the Committee from its compensation consultant, using competitive information about the market at the time.

Other Termination Provisions

The Company’s incentive plans also provide for payments to NEOs in the event of termination under certain circumstances not related to change-in-control, such as death, disability, retirement, and job elimination.

The following table quantifies the potential contractual and/or plan termination and change-in-control payment amounts assuming hypothetical triggering events had occurred as of December 26, 2015. The price per share of the Company’s stock as of the fiscal year-end used in calculating the value of outstanding stock was $55.89.

2015 PAYMENTS UPON HYPOTHETICAL TERMINATION

AND TERMINATION FOLLOWING A CHANGE-IN-CONTROL

Name	Item of Compensation	Termination Upon Death	Termination Upon Disability	Termination Upon Retirement	Involuntary Termination Not for Cause or for Good Reason	Termination for Cause	Voluntary Resignation	Termination Upon Change in Control(8)
E.V. Goings	AIP(1)	1,860,635	1,860,635	1,860,635	1,860,635	0	0	1,150,000
	Performance Share Program(2)	2,519,390	2,519,390	2,519,390	0	0	0	3,612,611
	Unvested Stock Option and Restricted Stock Awards(3)	56,819	56,819	56,819	18,940	0	0	56,819
	Value of Benefits(4)	0	0	0	129,192	0	0	204,742
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	0	0	0	0	0	0	0
	Multiple of Salary and AIP Payments(6)	0	0	0	4,300,000	0	0	6,450,000
	Executive Life Benefit (7)	700,000	0	0	0	0	0	0
	Total Payments	5,136,844	4,436,844	4,436,844	6,308,767	0	0	11,474,171

Simon C. Hemus	AIP(1)	789,556	789,556	789,556	789,556	0	0	488,000
	Performance Share Program(2)	841,377	841,377	841,377	0	0	0	1,221,139
	Unvested Stock Option and Restricted Stock Awards(3)	2,813,245	18,745	18,745	6,248	0	0	2,813,245
	Value of Benefits(4)	0	0	0	0	0	0	171,458
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	0	0	0	0	0	0	0
	Multiple of Salary and AIP Payments(6)	0	0	0	0	0	0	3,294,000
	Executive Life Benefit(7)	610,000	0	0	0	0	0	0
	Total Payments	5,054,178	1,649,678	1,649,678	795,804	0	0	7,987,842

Michael S. Poteshman	AIP(1)	577,227	577,227	577,227	577,227	0	0	356,766
	Performance Share Program(2)	441,110	441,110	253,070	0	0	0	632,957
	Unvested Stock Option and Restricted Stock Awards(3)	8,787	8,787	0	2,929	0	0	8,787
	Value of Benefits(4)	0	0	0	0	0	0	159,286
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	0	0	0	0	0	0	0
	Multiple of Salary and AIP Payments(6)	0	0	0	0	0	0	2,556,821
	Executive Life Benefit(7)	496,000	0	0	0	0	0	0
	Total Payments	1,523,124	1,027,124	830,297	580,156	0	0	3,714,617

Patricia A. Stitzel	AIP(1)	419,299	419,299	419,299	419,299	0	0	225,000
	Performance Share Program(2)	103,445	103,445	0	0	0	0	152,477
	Unvested Stock Option and Restricted Stock Awards(3)	201,473	5,858	0	1,953	0	0	201,473
	Value of Benefits(4)	0	0	0	0	0	0	135,892
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	0	0	0	0	0	0	0
	Multiple of Salary and AIP Payments(6)	0	0	0	0	0	0	1,800,000
	Executive Life Benefit(7)	0	0	0	0	0	0	0
	Total Payments	724,217	528,602	419,299	421,252	0	0	2,514,841

Georg H. Jaggy	AIP(1)	351,417	351,417	351,417	351,417	0	0	217,200
	Performance Share Program(2)	42,258	42,258	0	0	0	0	45,853
	Unvested Stock Option and Restricted Stock Awards(3)	197,006	3,515	0	1,172	0	0	197,006
	Value of Benefits(4)	0	0	0	0	0	0	156,997
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	0	0	0	0	0	0	0
	Multiple of Salary and AIP Payments(6)	0	0	0	0	0	0	1,158,400
	Executive Life Benefit(7)	0	0	0	0	0	0	0
	Total Payments	590,681	397,189	351,417	352,589	0	0	1,775,455

(1)

Current year AIP payment calculated at actual performance for each NEO’s relevant program goals for 2015 in the event of death, disability, retirement, involuntary termination without cause or, in the case of Mr. Goings, termination with good reason and target performance in the event of termination under change-in-control. If a participant ceases to be employed for any other reason, the participant forfeits all rights to an award under the AIP.

(2)

With the exception of termination upon change-in-control, amounts included are the pro-rata portion of awards under the 2013-2015, 2014-2016 and 2015-2017 Performance Share Programs calculated at forecasted achievement plus dividends declared during the performance period through the end of 2015. Upon a change-in-control, with or without termination, the pro-rata portion of the same awards are calculated at target achievement plus accrued dividends.

(3)

Included in such amounts is the year-end 2015 intrinsic value of in-the-money stock options which would be accelerated upon a termination and the value of all restricted stock awards upon which restrictions would lapse upon a termination. In the event of death, all unvested stock options and restricted stock would become immediately and fully vested. In the event of termination upon disability, stock options would continue vesting in accordance with the original vesting schedule and restricted stock would be forfeited. In the event of termination upon retirement, stock options would continue vesting between one and six years if age and service criteria are met and restricted stock would be forfeited. In the event of an involuntary termination not for cause, stock options would continue vesting for one year and restricted stock would be forfeited. In the event of termination for cause, or on a voluntary resignation, all unvested awards would be forfeited. In the event of termination upon change-in-control, all unvested stock options and restricted stock would become immediately and fully vested.

(4)

Under the CEO’s severance agreement, in the event of termination by the Company without cause or termination by Mr. Goings with good reason, this amount includes a one-time outplacement fee of $75,000 and the value of two years of medical and dental insurance. For all NEOs, in the event of termination upon change-in-control, amounts include a one-time outplacement fee of $50,000, and the value of three years of healthcare insurance and life insurance premiums and the value of one year of car allowance, financial planning, executive physical, and club membership, if applicable, as provided under the agreement.

(5)

The Company determined that no NEO would receive an excise tax and gross-up payment. However, Ms. Stitzel, who is not eligible to receive an excise tax or gross-up payment from the Company, would have triggered an excise tax of $315,631 under Sections 280G and 4999 of the Code upon a hypothetical qualifying termination following a change-in-control. The Company determined the amount of the excise tax payment by multiplying by 20% the “excess parachute payment” that would arise in connection with payments made to Ms. Stitzel upon a qualifying termination of employment following a change-in-control. The excess parachute payment was determined in accordance with the provisions of Section 280G of the Code.

(6)

Under the CEO’s Severance Agreement, in the event of involuntary termination without cause or termination by the CEO with good reason, represents an amount equal to two times the sum of the CEO’s highest annual base salary in effect during the 12 months preceding the date of termination and the highest AIP target award in effect during the 12 months preceding the date of termination. Under the NEO’s change-in-control agreements, represents an amount equal to three times, or two times in the case of Mr. Jaggy, the sum of the NEO’s annual salary and the AIP payment that would have been payable for the last fiscal year at the target level. In the event of death after a change-in-control, payments are made consistent with the above except that payment is reduced by the basic life insurance benefit paid or payable and any salary paid after the one-year anniversary of the change-in-control. In the event a NEO’s employment is terminated by the Company for cause after a change-in-control, the NEO will receive none of the payments outlined above. In the event of a triggering termination of employment, each NEO would also receive payments disclosed under the tables relating to pension benefits and non-qualified deferred compensation. Gainsharing Program awards do not accelerate in the event of change-in-control or other termination.

(7)	Equal to one times base salary, capped at $700,000, payable under the executive life insurance benefit in the event of death. Ms. Stitzel and Mr. Jaggy are not eligible to participate in this benefit.

(8)

The value of incentives payable as of December 26, 2015 under a change-in-control without termination of employment for the NEOs under equity programs would be $3,612,611, 1,221,139, 632,957, 152,477 and 45,853 for Messrs. Goings, Hemus, and Poteshman, Ms. Stitzel and Mr. Jaggy, respectively. Any payments received by the CEO under the severance agreement would reduce, on a dollar-for-dollar basis, any payments that would have been received by the CEO under the change-in-control agreement.

2015 DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on the Company’s Board in 2015. Mr. Goings is not separately compensated for his service as a director. Mr. Lee is retiring from the Board at the annual meeting at the end of his current term.

Name	Fees Earned or Paid in Cash ($)	Fees Earned or Paid in Stock ($)	Stock Awards(1) ($)	Changes in Pension Value and Nonqualified Compensation Earnings ($)		All Other Compensation(2) ($)	Total ($)
Catherine A. Bertini	95,000		115,065			3,771	245,831
Susan M. Cameron	23,750	71,250	115,065			3,771	221,076
Kriss Cloninger III	99,500		115,065			271	222,076
Joe R. Lee	95,000		115,065			271	221,359
Angel R. Martinez	0	95,000	115,065			271	246,987
Antonio Monteiro de Castro	105,000		115,065			271	231,490
Robert J. Murray	134,000		115,065			271	262,995
David R. Parker	108,000		115,065			3,771	273,821
Richard T. Riley	47,500		112,604			0	161,535
Joyce M. Roché	84,250	23,750	115,065	2,550	(3)	3,771	276,371
M. Anne Szostak	95,000		115,065			3,771	221,076

(1)

Aggregate grant date fair value of equity awards made during the fiscal year computed in accordance with FASB ASC Topic 718. The value of awards per share is the closing market price of the Company’s common stock on the date of grant ($66.55, with the exception of Mr. Riley, who received a pro-rated award later in the year in which the closing market price of the Company stock on the grant date was $54.70). Mr. Riley, as a new director in 2015, also received a grant of 1,000 shares of stock on his three-month anniversary at a fair market value of $55.06 per share.

(2)

Includes product samples with a retail value of approximately $271 (with the exception of new director Mr. Riley, who did not receive any product samples) and a match on charitable contributions made in 2015 as part of the Company’s matching gift program in the amount of $3,500 for Mses. Bertini, Cameron, Roché, and Szostak and Mr. Parker.

(3)

Represents an amount of accrued interest in 2015 on Ms. Roché’s deferred fees and expenses. Ms. Roché is a participant in the Tupperware Brands Director’s Deferred Compensation Plan, under which interest earned was 3.25 percent.

The number of outstanding shares under stock options, restricted stock and restricted stock units for each non-employee director at the 2015 fiscal year-end were:

Director	Stock Options	Restricted Stock	Restricted Stock Units
Catherine A. Bertini	0	1,500	10,830
Susan M. Cameron	0	0	1,729
Kriss Cloninger III	0	1,500	1,729
Joe E. Lee	0	1,500	3,120
Angel R. Martinez	0	1,500	13,907
Antonio Monteiro de Castro	0	0	3,168
Robert J. Murray	0	1,500	4,089
David R. Parker	0	1,500	17,706
Richard T. Riley	0	0	1,052
Joyce M. Roché	0	1,500	17,706
M. Anne Szostak	0	1,500	1,729

Director Compensation Philosophy, Design and Stock Ownership

Each May, the Nominating and Governance Committee, working in conjunction with management and Aon Hewitt (its external consultant), reviews the Company’s non-employee director compensation program value and design and approves a plan for the coming year. This review compares the Company’s plan against trends and best practices in the external marketplace. For the purpose of determining market compensation, the Nominating and Governance Committee uses the same compensation peer group developed for executive compensation benchmarking noted above under the heading “Peer Group & Compensation Benchmarking”.

The Company’s non-employee director compensation program design and value has not changed since May 2013. At that time, the Company’s objective was to align director compensation between the median and 75th percentile of its peer group. As the value of the Company’s director compensation has remained constant since 2013, and as the median value of director compensation provided by the Company’s peer group has increased, the Company’s director compensation amount has been moving toward the lower end of this range over time. At its May 2015 meeting, the Nominating and Governance Committee reviewed comparator peer group data and trends that indicated that the Company’s annual director compensation retainer of $210,000 approximated the 63rd percentile of the peer group for 2014. Accordingly, and in review of the Company’s performance in 2014, the Committee recommended maintaining the 2014 director compensation program values through the 2015 program year.

The Company’s director compensation is comprised of the following elements: non-employee directors of the Company each receive an annual retainer fee of $210,000. The retainer fee is awarded 55% in restricted stock units ($115,000) and 45% in cash ($95,000). The cash payment may be paid instead in stock, at the director’s discretion. The restricted stock units vest on the date of the following annual shareholder meeting, unless vesting is deferred beyond that date according to Section 409A of the Code. In addition to the annual retainer, the Nominating and Governance Committee chairperson receives an additional retainer fee of $15,000 per year, the Audit Committee and Compensation and Management Development Committee chairpersons each receive an additional retainer fee of $20,000 per year, and the Presiding Director receives an additional retainer fee of $15,000 per year (except when also serving as a committee chairperson, in which case the Presiding Director instead receives an aggregate additional retainer fee of $30,000 per year). Meeting fees are not paid unless the total number of meetings exceeds 12 in any year, after which a fee of $1,500 for each meeting of the Board and for each meeting of any committee attended (except in the case of telephonic meetings of the Audit, Finance and Corporate Responsibility Committee to review the financial statements prior to the Company’s release of earnings, for which directors would be paid $500) will be made. The Company also provides a grant of 1,000 shares of the Company’s common stock to each new non-employee director after three months of service on the Board.

Non-employee directors may also participate in the Company’s Matching Gift Program. Under the Program, the Company will match dollar for dollar up to $3,500 of a director’s charitable gifts to eligible organizations and institutions. Non-employee directors also receive compensation in the form of Company merchandise.

The Company’s directors are required to own stock of the Company under the same program as the Company’s NEOs, described above under the heading “Stock Ownership Requirements and Anti-Hedging and Pledging Policies”, at a value of five times the value of their annual retainer. Under the program, directors have five years to reach the required ownership level. As of December 26, 2015, all directors were in compliance with the Company’s stock ownership requirements.

2.	Advisory Vote to Approve the Company’s Executive Compensation Program

Section 14A of the Exchange Act requires the Company to include in its proxy statement at least once every three years an advisory vote regarding named executive officer compensation. In accordance with the preference expressed by shareholders in the 2011 advisory vote regarding the frequency of voting on the Company’s executive compensation program, the Company is holding such advisory votes on an annual basis. The Company asks that you indicate your approval of the compensation paid to its NEOs under its executive compensation program as described in this proxy statement in the Compensation Discussion and Analysis and the accompanying narrative and tabular disclosures.

The Board acknowledges the importance of considering shareholder concerns about executive compensation practices and policies of the Company, and welcomes the input of shareholders. The Board, through the efforts of its Compensation and Management Development Committee, believes that it has created over a period of years a strong culture of pay-for-performance. This culture has resulted in an executive compensation program which makes a substantial amount of the executives’ overall compensation dependent upon Company performance. On average, the portion of performance-based compensation for the NEOs as a percentage of total target direct compensation equaled approximately 72 percent in 2015. In addition, the mix of short, medium and long-term performance-based objectives included in the incentive compensation structure is considered to create an appropriate balance of motivations in an effort to ensure that the Company’s short-term and long-term strategies are realized and increase shareholder value.

In 2015, the Company grew its local currency sales 4% and its non-GAAP diluted earnings per share in local currency as reported in its January 2016 earnings release by 9%. GAAP sales and profit were lower in light of weaker foreign exchange rates and non-cash charges related to the Company’s operations in Venezuela. As measured for incentive purposes, net income also improved 8% in 2015 compared with 2014, up from 4% on this basis in 2014 versus 2013. Cash flow from operating activities, net of investing activities at $183 million was 98% of net income and, 89% of net income as measured for incentive purposes. In light of Company net income performance in 2015 being above its 4.8% target incentive goal and its cash flow for incentive purposes being above the goal for maximum payout, incentive payouts for executive officers with worldwide responsibility were 162% of target, considering both net income and cash flow performance.

In 2015, shareholders demonstrated their support of the Company’s executive compensation practices and policies, as evidenced by over 98% of votes cast in favor of the Company’s executive compensation program.

Shareholders are being asked to adopt the following resolution:

Resolved, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement under Compensation Discussion and Analysis and the accompanying narrative and tabular disclosures.

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation and Management Development Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

To be approved, this proposal requires the affirmative vote of a majority of the votes cast on the proposal, which means that votes cast “for” the proposal must exceed votes cast “against” the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

3.	Proposal to Approve the Tupperware Brands Corporation 2016 Incentive Plan

The shareholders are asked to approve the Tupperware Brands Corporation 2016 Incentive Plan (the “Plan”), which was approved by the Board at its February 18, 2016 meeting, subject to shareholder approval. A full copy of the Plan is attached as Appendix A.

If approved, the Plan will replace the Tupperware Brands Corporation 2010 Incentive Plan (the “Existing Plan”) and no further awards will be made under the Existing Plan. Any shares remaining available under the Existing Plan will be rolled into the Plan, and will be available for future grants under the Plan. The terms and conditions of outstanding awards under the Existing Plan will not be affected by the adoption or approval of the Plan, and the Existing Plan will remain in effect with respect to such outstanding awards.

The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of participants to those of the Company’s shareholders and by providing participants with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to attract, motivate and retain the services of participants upon whose judgment, interest and special efforts the successful conduct of its operations largely is dependent.

The Company is committed to using equity incentive awards prudently and within reasonable limits. The Company’s historic average burn rate over the past three fiscal years, representing equity award grants as a percentage of total shares outstanding is 2% percent. The Company does not currently anticipate making any material change to its recent grant practices, with the caveat that the number of shares awarded under long-term incentive program grants may be influenced by the Company’s stock price (and corresponding grant date fair value) on, or near, the award’s date of grant.

Under Section 162(m) of the Internal Revenue Code, as amended (“Code”) under certain circumstances public companies may not deduct for tax purposes compensation in excess of $1 million per year paid to the CEO and the three other highest compensated officers (other than the CFO) (collectively, the “covered employees”), unless such compensation qualifies as “performance-based compensation” under the Code. Plans providing for stock options and other performance-based compensation which meet certain Code requirements, including shareholder approval and the institution of award limits, may not be subject to the $1 million limit.

Shareholders are therefore also being asked to approve the material terms of the performance measures under the Plan so that certain compensation paid under the Plan may qualify as performance-based compensation under Section 162(m), assuming other applicable requirements are satisfied.

The following is a description of the material terms of the performance measures and certain other material terms of the Plan. This description is qualified in its entirety by reference to the Plan, a copy of which has been included as Appendix A to this Proxy Statement. Capitalized terms used below are defined in the Plan.

Plan Highlights

Some of the key features of the Plan are as follows:

•	The Plan shall be administered by a committee of the Board (the “Committee”) comprised entirely of independent directors;

•

No award under the Plan may vest in less than one year from the date of grant, provided that this requirement will not apply for up to 5% of the shares authorized for issuance under the Plan. The Committee may provide for accelerated vesting only in cases of the death, Disability or retirement of a Participant or in the case of a change of control of the Company;

•

Total number of shares authorized is 3.5 million plus all shares remaining under the Existing Plan, subject to adjustment for certain capital structure events specified in the Plan (as of May 24, 2016, the Company estimates that a total of 5.2 million shares will be available under the Plan, after considering the new share authorization of 3.5 million shares and the shares remaining under the Existing Plan);

•

Shares subject to options or SARs will count as one share against the shares authorized under the Plan; each share of Restricted Stock, each Restricted Stock Unit and each Performance Share will count as two shares against the shares authorized under the Plan;

•

“Liberal share recycling” is prohibited–meaning that the Plan does not recycle shares that were not issued or delivered upon the net settlement or net exercise of an option or SAR, or shares delivered to or withheld by the Company to pay the purchase price or withholding taxes relating to an outstanding award;

•	Options and SARs granted under the Plan may not be repriced without shareholder approval;

•

Under the terms of the Plan, outstanding awards are subject to double trigger vesting upon a change of control – meaning that both a qualifying termination of employment and a change of control must occur prior to the accelerated vesting of awards in a transaction where such awards are assumed by an acquirer; if such awards are not assumed in a change of control by the acquirer, then the awards will vest in full upon such change of control; and

•	The Plan includes a clawback policy allowing for the recovery of awards upon a restatement of financial results.

Description of the Plan

Participants

Eligible persons to participate in the Plan include all employees of the Company or its subsidiaries, as well as its directors and consultants. As of March 28, 2016, approximately 300 employees and eleven independent directors are expected to participate in the Plan.

Available Shares of Common Stock

The number of shares of Common Stock of Tupperware available for stock-based awards under the Plan will be 3.5 million shares plus all shares remaining under the Existing Plan, all of which may be granted in the form of incentive stock options. As of March 28, 2016, the Company estimates that a total of 5.2 million shares will be available under the Plan, after considering the new share authorization of 3.5 million shares and the shares remaining under the Existing Plan. For each share of common stock used for Restricted Stock, Restricted Stock Units and Performance Share Awards under the proposed plan, two shares will be deducted from the share reserve pool, while for each share subject to an option or SAR granted under the plan, one share will be deducted from the share reserve pool for each share subject to such award granted. Shares awarded or subject to purchase under the Plan or the Existing Plan (or any other plan maintained by the Company under which equity awards remain outstanding) that are not delivered or purchased, or are reacquired by the Company, for reasons including, but not limited to, a forfeiture of an award, or the termination, expiration or cancellation of an award, or settlement of any award in cash rather than shares of common stock, will again be available for issuance under the Plan and will be added to the share reserve pool. If, on the other hand, the option exercise price, purchase price and/or tax withholding obligation under an award is satisfied by the Company retaining shares or by the participant tendering shares (either by actual delivery or attestation), the number of shares so retained or tendered will be deemed delivered for purposes of determining the share reserve pool and will not again be available for issuance under the Plan. The closing price of a share of the Company’s common stock as reported on the New York Stock Exchange on March 28, 2016 was $56.30.

Administration of the Plan

The Plan will be administered by the Compensation and Management Development Committee of the Board, which will be composed of at least two non-employee, independent members of the Board who are intended to qualify as “outside directors” pursuant to Section 162(m) of the Code. The Compensation and Management Development Committee may delegate its duties to the Board, a subcommittee of the Committee, the Chief Executive Officer or other members of management, except that awards and matters relating to the officers of the Company will be made or administered only by the Committee. Awards made to directors of the Company will be made under the Plan by the Nominating and Governance Committee of the Board (together with the Compensation and Management Development Committee, the “Committee”).

Performance Goals

Under the Plan, the Committee may provide that the grant, vesting or conditions to exercise may be conditioned on the achievement of performance goals. The measures applicable to a particular award will be determined by the Committee at the time of grant. To the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Code, such performance goals shall be based exclusively on the attainment of one or any combination of the following related to all or a portion of the Company’s operations or on an individual basis: specified levels of net income or earnings per share (including earnings per share from continuing operations), operating income, segment profit, revenues, return on operating assets, productivity, compliance, efficiency, return on equity, return on invested capital, stockholder return (measured in terms of stock price appreciation) and/or total stockholder return (measured in terms of stock price appreciation plus cash dividends), achievement of cost control, working capital turns (including related to individual components of working capital, including days outstanding), cash flow, economic value added, total or active sales force growth, or stock price of the Company. To the extent permitted by Section 162(m) of the Code, performance goals may also include the performance of any individual participant (other than remaining employed by the Company or a subsidiary), satisfactory attainment of personal or project based objectives, and/or the attainment of a threshold performance rating under the Company’s performance management program. The performance goals also may be based upon the attaining of specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations.

The applicable performance goals may be applied on a pre- or post-tax basis and may be adjusted in accordance with Section 162(m) of the Code to include or exclude objectively determinable components of any performance goal, including, without limitation: (1) asset write-downs, including but not limited to those related to purchase accounting intangibles and amortization of those intangibles; (2) litigation or claim judgments or settlements; (3) the effect of changes in tax laws, accounting principles, regulations, or other laws or regulations affecting reported results; (4) any reorganization and restructuring programs, including but not limited to both costs classified as exit costs and those not classified as such; (5) amounts recorded in connection with pension settlements; (6) acquisitions or divestitures; (7) the disposition of property, plant and equipment outside the ordinary course of business, including casualty losses, and related insurance recoveries; (8) unusual or nonrecurring items; (9) the translation impact of changes or differences in currency exchange rates compared with those used in setting such a performance goal; (10) the impact of significant currency devaluation on balance sheet positions in countries accounted for as hyper-inflationary; (11) the non-cash portion of excess tax benefits from share-based payment arrangements and/or (12) the impact of significant changes in capital structure, including its equity and debt.

Maximums

Under the terms of the Plan, no single participant may be granted (i) options and freestanding SARs in any one year covering in excess of 750,000 shares of the Company’s common stock, subject to adjustment in accordance with the Plan for corporate capitalization adjustment events, (ii) share-denominated performance-based awards in the form of restricted stock, restricted stock units, and performance awards in any one year covering in excess of 250,000 shares of the Company’s common stock, subject to adjustment in accordance with the Plan for corporate capitalization adjustment events and (iii) cash denominated performance-based awards in the form of performance-based restricted stock units or performance awards in any one year in excess of $10 million; provided, however, that the per person limits set forth in subsections (i) and (ii) of this sentence will be multiplied by two for awards granted to a participant in the year in which such participant’s employment with the Company commences. Additionally, a non-employee director may not receive awards with an aggregate fair market value that exceeds $500,000 in any fiscal year, except that the limit set forth in this sentence will not apply to awards made pursuant to an election to receive the award in lieu of cash for all or a portion of fees received for service on the Board or any committee thereunder.

Minimum Vesting Provisions

Under the terms of the Plan, no award will be exercisable or will vest and be settled in less than one (1) year from the date of grant; provided, however, that this minimum vesting provision will not apply to awards granted under the Plan with respect to the number of shares which, in the aggregate, does not exceed 5% of the number of shares available for grant under the Plan. In addition, the Committee shall have no authority to accelerate or waive any vesting except in cases of the death, Disability or retirement of a Participant or in the case of a Change of Control.

Types of Awards Available Under the Plan

The following types of equity-based awards may be made under the Plan: performance awards in the form of performance shares and performance share units, non-qualified and incentive stock options, stock appreciation rights, and stock awards in the form of restricted stock and restricted stock units.

Performance Awards

Performance awards may be used to create annual or long-term incentives. The Committee will have the discretion to establish the nature of the performance measures, the individual targets applicable to such measures and the maximum awards to participants, as well as the right to make adjustments. Goals may be established which focus on specific performance by individuals or units within the Company, as well as the Company as a whole. The Committee will establish target levels for each performance measure, with different levels of awards to be paid for each level. Different measures may be used for different management groups. These awards may be payable either in cash, shares, or a combination of cash and shares. Awards may also be established in which the Committee requires the payment of a purchase price.

Stock Options and Stock Appreciation Rights

Stock options may be issued under the Plan in the form of “non-qualified” or “incentive” stock options. Stock appreciation rights may be issued either in tandem with stock options or on a freestanding basis. Upon exercise of a stock appreciation right, a participant is generally entitled to receive an amount equal to the difference between the fair market value of the shares at the time of grant and the fair market value of the shares at the time of exercise. The amount may be payable in common stock or, to the extent provided for in the applicable award agreement, cash or a combination of cash and stock. The exercise price of a stock option or stock appreciation right may not be less than the fair market value of the price of a share of common stock of the Company on the date of the grant, and after grant without shareholder approval neither stock options nor stock appreciation rights may be repriced (whether by amendment, cancellation and replacement with another grant, or for cash or a lower-priced award). Payment of the exercise price of a stock option may be in cash, in shares having a fair market value equal to the aggregate exercise price, or a combination of cash and shares. Stock options and stock appreciation rights may be exercisable at times and for periods as established by the Committee, but in no event beyond ten (10) years from the date of grant.

Restricted Stock and Restricted Stock Unit Awards

The Committee may make restricted stock and restricted stock unit awards of the Company’s common stock. During the restriction period applicable to a restricted stock award, participants may vote the shares represented by restricted stock awards. Dividends declared upon the restricted stock and dividend equivalent amounts on restricted stock unit award shares shall accrue but not be paid until restrictions are lifted. Restricted stock awards and restricted stock unit awards will be forfeited by participants if they cease to be employed by the Company or cease serving as a director of the Company, as the case may be, prior to the lapse of restrictions, unless otherwise determined by the relevant committee.

Other Stock-Based Awards

The Committee may grant awards of common stock and other awards under the Plan that are valued in whole or in part by reference to, or are otherwise based upon the Company’s common stock.

Change of Control

In the event of a “change of control” (as defined by the Plan), an acquirer may substitute outstanding awards with equivalent substitute awards. If awards are substituted and within two years following a change of control, the participant is terminated without cause or, in the case of an executive officer, resigns for good reason, then the participant’s outstanding awards immediately will become vested and exercisable, with performance awards vesting based on actual performance through the date of termination of employment, as specified in the award agreement. In the event awards are not assumed by an acquirer, then all outstanding awards immediately will become vested and exercisable, with performance awards vesting based on based on actual performance through the date of the change of control, as specified in the award agreement.

Clawbacks

In the event it is determined that the Company’s previously reported financial results have been misstated due to error, omission, fraud or other misconduct, including a misstatement that leads to a restatement of previously issued financial statements, any previous compensation, including any cash payment, deferral of cash payment, or delivery of common stock of the Company which was made pursuant to any incentive compensation award will be subject to recovery by the Company as the Committee, in its sole discretion, shall in good faith determine. The Company may recover all or any portion of any award made to any participant with respect to a fiscal year of the Company when misstated financial information that formed the basis for the award occurs. The Committee will also have the power to (i) recover from a participant any shares of common stock delivered in connection with an award, and/or (ii) cancel an outstanding award in connection with such an action. Furthermore, in the event that the Company is required to restate its financial statements due to material non-compliance with financial reporting requirements, the Company will recover from any current or former executive officer who received incentive-based compensation during the three-year period preceding the date on which the Company is required to prepare an accounting restatement, such excess amounts that the executive officer would not have received under the restated financial statements. This recovery shall be in accordance with New York Stock Exchange listing requirements as may be promulgated from time to time. Under the terms of the Plan, the clawback provisions will be modifiable by action of the Board without additional shareholder approval, to the extent required to conform to the requirements relating to clawback under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Term of the Plan and Amendments

The Board may terminate, modify or amend the Plan at any time, except that no modifications may be made without shareholder approval if (i) such approval is required by applicable law, rule or regulation or (ii) such amendment would increase shares available under the Plan, modify the Plan’s eligibility requirements, materially increase the benefits accruing under the Plan or modify the repricing prohibitions included in the Plan. The term of the Plan is ten (10) years from the date of shareholder approval.

Certain Federal Income Tax Consequences

The following is a brief summary of certain federal income tax consequences, pursuant to the tax laws in effect as of the date of this proxy statement, of awards made under the Plan. Federal income tax laws are complex and subject to different interpretations, and the following summary is not a complete description of the possible federal income tax consequences of awards made under the Plan. The following also does not address the state, local, foreign or other tax consequences of awards made under the Plan. The following should not be interpreted as tax advice.

There are generally no federal income tax consequences to either the Company or the participant as a result of the grant of a “non-qualified” or “incentive” stock option, or upon the exercise of an “incentive” stock option. Upon the exercise of a “non-qualified” stock option, however, the participant will recognize ordinary income (and be subject to income tax withholding, if an employee) based upon the difference between the exercise price and the fair market value of the shares on the date of exercise, and a federal income tax deduction is generally available to the Company for the same amount. Generally, federal income taxes are payable by the participant upon the sale of shares received in the exercise of an “incentive” stock option, the amount and nature of which are dependent upon the length of time between the date the option was exercised and the date the stock was sold.

The grant of an SAR has no immediate federal income tax consequences to the participant or the Company. Upon the exercise of an SAR, the participant will recognize ordinary income (and be subject to income tax withholding, if an employee) equal to the amount of cash received, the fair market value on the date of transfer of the shares of common stock delivered, or the sum of any combination of cash and shares. The Company is generally entitled to a corresponding federal income tax deduction at the time ordinary income is recognized by the participant.

A participant will not recognize taxable income at the time of the grant of shares of restricted stock, unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and be subject to income tax withholding, if an employee) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and be subject to income tax withholding, if an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions constituting a substantial risk of forfeiture lapse will recognize compensation taxable as ordinary income (and be subject to income tax withholding, if an employee), rather than dividend income. A participant will not recognize taxable income at the time of the grant of a restricted stock unit. A participant will recognize compensation taxable as ordinary income (and be subject to income tax withholding in the case of an employee) generally at the time of settlement of the award equal to the fair market value of any shares delivered and the amount of cash paid by the Company. The Company is generally entitled to a corresponding federal income tax deduction at the time ordinary income is recognized by the participant with respect to restricted stock or restricted stock units, except to the extent the deduction limits of Section 162(m) of the Code apply.

A participant will not recognize taxable income at the time performance award grants are made, and the Company will not be entitled to a tax deduction at that time. Upon settlement of performance awards, the participant will generally recognize compensation taxable as ordinary income (and be subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. The Company is generally entitled to a corresponding federal income tax deduction at the time ordinary income is recognized by the participant, except to the extent the deduction limits of Section 162(m) of the Code apply.

New Plan Benefits

Because benefits under the Plan will depend on the Committee’s actions and the fair market value of the Company’s common stock on various future dates, it is not possible to determine at this time the benefits that might be received by employees, non-employee directors and consultants if this Plan is approved.

Vote Required

As required by the NYSE Listed Company Manual, approval of Proposal 3 requires approval by a majority of the votes cast. Abstentions will be treated as “votes cast” for purposes of this proposal only and will have the same effect as a vote “against” Proposal 3 for purposes of determining whether Proposal 3 has been approved.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE TUPPERWARE BRANDS CORPORATION 2016 INCENTIVE PLAN.

4.	Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm

The Audit, Finance and Corporate Responsibility Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016, which appointment will be proposed for ratification at the annual meeting. PricewaterhouseCoopers LLP served as the independent registered public accounting firm of the Company for fiscal year 2015.

Services performed by PricewaterhouseCoopers LLP as the independent registered public accounting firm for the 2015 fiscal year included, among others: the annual audit of the Company’s consolidated financial statements and internal controls; audits of financial and related information included in filings with governmental and regulatory agencies, including audits of certain foreign subsidiaries in accordance with local statutory requirements; and consultations in connection with various statutory accounting, tax and other matters.

A representative of PricewaterhouseCoopers LLP will be present at the meeting to make a statement, if desired, and to respond to appropriate questions from shareholders.

Although the appointment of PricewaterhouseCoopers LLP is not required to be ratified by shareholders, the Company is seeking ratification in the interest of good corporate governance.

Audit Fees

The aggregate fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements and internal controls for fiscal years 2015 and 2014 and for reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during fiscal years 2015 and 2014 were $4,534,173 and $5,011,526, respectively.

Audit-Related Fees

The aggregate fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP for professional services rendered for audit-related activities for the Company for fiscal years 2015 and 2014 were $86,554 and $85,423, respectively. Such fees involved assistance with statutory financial statement reporting.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for fiscal years 2015 and 2014 for tax-related services were $2,945,433 and $2,000,527, respectively. Such fees involved the following activities: tax compliance services, including the preparation of original and amended tax returns, claims for refunds and tax-payment planning services and transfer pricing documentation; and tax planning and tax advice, including assistance with tax audits and appeals, employee benefit plans, requests for rulings or technical advice from taxing authorities, bilateral advance pricing agreements, customs duty advice and competent authority proceedings. Of such tax fees paid to PricewaterhouseCoopers LLP in 2015 and 2014, $1,861,767 and $1,595,292, respectively, related to tax compliance services and $1,083,666 and $405,235, respectively, related to tax planning and tax advisory services.

All Other Fees

The fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP for fiscal years 2015 and 2014 for services other than those described in the preceding paragraphs were $8,300 and $8,055, respectively. Such fees in 2015 were for software license renewal and packaging verification.

Approval of Services

The Audit, Finance and Corporate Responsibility Committee’s policy is to approve the audit and non-audit services, and the fees related thereto, to be provided by PricewaterhouseCoopers LLP in advance of the service. During fiscal year 2015 the Committee approved all of the foregoing services of PricewaterhouseCoopers LLP rendered to the Company.

Vote Required

To be approved, this proposal requires the affirmative vote of a majority of the votes cast on the proposal, which means that votes cast “for” the proposal must exceed votes cast “against” the proposal.

THE BOARD AND THE AUDIT, FINANCE AND CORPORATE RESPONSIBILITY COMMITTEE RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF

THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

5.	Other Matters

Discretionary Authority

At the time of mailing of this proxy statement, the Board is not aware of any other matters which might be presented at the annual meeting. If any matter not described in this proxy statement should properly be presented, the persons named in the accompanying proxy form will vote such proxy in accordance with his or her judgment.

Shareholder Proposal Notice Requirements

The Company’s By-Laws require written notice to the Company of a nomination for election as a director (other than a nomination by the Board) and of the submission of a proposal (other than a proposal by the Board or a proposal submitted for inclusion in the Company’s proxy solicitation material as described below) for consideration at an annual meeting of shareholders. The notice must contain certain information concerning the nominating or proposing shareholder, and the nominee or the proposal, as the case may be. Any shareholder who desires to nominate a candidate for director election or submit a proposal to be raised from the floor during the Company’s 2017 annual meeting of shareholders, other than a proposal submitted for inclusion in the Company’s proxy solicitation material (as described below), should send to the Secretary of the Company a signed written notice of such nomination or proposal (as applicable), which must be received no later than March 15, 2017 and no earlier than February 23, 2017, and must comply with the applicable requirements of the By-Laws. A copy of the applicable By-Law provisions may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

In addition to the foregoing, any shareholder who desires to have a proposal considered for inclusion in the Company’s proxy solicitation material relating to the Company’s 2017 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act should send to the Secretary of the Company a signed notice of intent. This notice, including the text of the proposal, must be received no later than December 9, 2016.

Expenses and Methods of Solicitation

The Company will pay the expenses of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communication, by directors, officers and employees of the Company and its subsidiaries, who will not receive additional compensation therefor. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to certain beneficial owners of the Company’s common stock, and the Company will reimburse such forwarding parties for reasonable expenses incurred by them.

Okapi Partners LLC has been retained by the Company to assist in the solicitation of proxies for a base fee not to exceed $9,000, (with select additional campaign services to be provided if requested at an additional fee), plus reimbursement for out-of-pocket expenses, to be borne by the Company.

Delivery of Documents

When a shareholder has not opted to receive this proxy and related materials electronically, only one annual report to shareholders and proxy statement is being delivered to multiple shareholders of the Company sharing an address unless the Company or its agent has received contrary instructions from a shareholder. However, if, under this procedure, a shareholder who would not otherwise receive an individual copy of such documents desires to receive a copy, or if shareholders at the same address are receiving multiple copies of proxy materials and would like to receive one set, they may submit their request by contacting the Company’s Secretary in writing at P.O. Box 2353, Orlando, FL 32802 or by calling 1-407-826-5050. The Company agrees to deliver promptly, upon written or oral request, a separate copy of the annual report to shareholders and proxy statement, as requested, to any shareholder at the shared address to which a single copy of these documents was delivered.

By order of the Board of Directors

Thomas M. Roehlk

Executive Vice President,

Chief Legal Officer & Secretary

Dated: April 8, 2016

Your Vote Is Important. Please Complete and Sign the Enclosed Proxy or Submit a Proxy Telephonically or Electronically in Accordance with the Enclosed Instructions.

If You are Submitting a Proxy by Mail, Complete and Sign the Enclosed Proxy and

Return It Promptly in the Accompanying Postpaid Envelope.

Appendix A

TUPPERWARE BRANDS CORPORATION

2016 INCENTIVE PLAN

ARTICLE 1. Establishment, Purpose, and Duration

1.1. Establishment of the Plan. Tupperware Brands Corporation, a Delaware corporation (hereinafter referred to as the “Company”), hereby establishes an incentive compensation plan to be known as the “Tupperware Brands Corporation 2016 Incentive Plan” (hereinafter referred to as the “Plan”), as set forth in this document. The Plan permits the grant of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards and other stock-based and non-stock-based awards. The Plan shall become effective as of the Effective Date, and shall remain in effect as provided in Section 1.3 herein.

1.2. Purpose of the Plan. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Participants to those of the Company’s stockholders and by providing Participants with an incentive for outstanding performance of the Company’s objectives and strategies while undertaking an appropriate level of risk. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants upon whose judgment, interest, and special efforts the successful conduct of its operations largely is dependent.

1.3. Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect for ten (10) years thereafter, subject to the right of the Board of Directors to terminate, amend or modify the Plan at any time pursuant to Article 16 herein, except that any awards issued and outstanding under the Plan shall remain effective beyond the expiration of the Plan in accordance with their terms.

ARTICLE 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a) “Award” means, individually or collectively, a grant under this Plan of Non-Qualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Awards or other stock-based awards as specified in Article 11.

(b) “Award Agreement” means a written or electronic agreement entered into by each Participant and the Company, setting forth the terms and provisions applicable to Awards granted to Participants under this Plan.

(c) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(d) “Beneficiary” means a person who may be designated by a Participant pursuant to Article 12 and to whom any benefit under the Plan is to be paid in case of the Participant’s death or physical or mental incapacity, as determined by the Committee, before he or she receives any or all of such benefit.

(e) “Board” or “Board of Directors” means the Board of Directors of the Company.

(f) “Cause” means (i) “Cause” as defined in any employment, consulting or similar agreement between the Participant and the Company or one of its Subsidiaries or affiliates (an “Individual Agreement”), or (ii) if there is no such Individual Agreement or if it does not define Cause, (A) conviction of a Participant for committing a felony under federal law or the laws of the jurisdiction in which such action occurred, (B) dishonesty in the course of fulfilling a Participant’s employment duties, (C) willful and deliberate failure on the part of a Participant to perform his employment duties in any material respect, including compliance with the Company’s Code of Conduct or Codes of Ethics for Financial Executives, or (D) before a Change of Control, such other events as shall be determined by the Committee. Before a Change of Control, the Committee shall, unless otherwise provided in an Individual Agreement, have the sole discretion to determine whether “Cause” exists with respect to subclauses (A), (B), (C) or (D) above, and its determination shall be final.

(g) “Change of Control” of the Company means:

i. An acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either (1) the then outstanding Shares (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this definition; or

ii. A change in the composition of the Board such that the individuals who, as of the Effective Date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the Board subsequent to such Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person or legal entity other than the Board shall not be so considered as a member of the Incumbent Board; or

iii. The consummation of a reorganization, merger, statutory share exchange or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries or other similar transactions (“Corporate Transaction”), in each case unless, following such Corporate Transaction, (1) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50 percent of, respectively, the common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or such entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the outstanding shares of Common Stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of Directors except to the extent that such ownership existed with respect to the Company prior to the Corporate Transaction and (3) individuals who were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Corporate Transaction constitute at least a majority of the Board of Directors of the corporation resulting from such Corporate Transaction; or

iv. The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and corresponding treasury regulations, and administrative decisions including Revenue Rulings and Revenue Procedures.

(i) “Commission” means the Securities and Exchange Commission or any successor agency.

(j) “Committee” means the committee described in Article 3 or (unless otherwise stated) its designee pursuant to a delegation by the Committee as contemplated by Section 3.3.

(k) “Common Stock” shall mean the common stock of the Company, par value $.01 per share.

(l) “Company” means Tupperware Brands Corporation, a Delaware corporation, or any successor thereto as provided in Article 18 herein.

(m) “Covered Employee” has the meaning ascribed thereto in Section 162(m) of the Code.

(n) “Director” means any individual who is a non-employee member or prospective member of the Board of Directors of the Company.

(o) “Disability” means the inability of an Employee to perform the material duties of his or her occupation as determined by the Committee.

(p) “Effective Date” means the date the Plan is approved by the stockholders of the Company.

(q) “Employee” means any nonunion employee or prospective employee of the Company or of the Company’s Subsidiaries or affiliates. Directors who are not otherwise employed by the Company shall not be considered Employees under this Plan.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(s) “Fair Market Value” means, as of any given date, the value of a Share determined as follows:

(i) If the Common Stock is listed, quoted or traded on any (1) established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market), (2) national market system or (3) automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system on which the Shares are principally listed, quoted or traded for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be determined by the Committee in good faith and in accordance with Section 409A of the Code.

(t) “Freestanding SAR” means a SAR that is granted independently of any Options pursuant to Section 7.1 herein.

(u) “Good Reason” means the assignment to the Participant of any duties materially inconsistent in any respect with the Participant’s position (including a material negative change regarding the Participant’s status, offices, titles or reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities (but not occurring solely as a result of the Company’s ceasing to be a publicly traded entity) existing immediately prior to the date of the Change of Control, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant; provided, however, “Good Reason” shall not be deemed to exist unless (x) written notice of termination on account thereof is given by the Participant to the Company no later than sixty (60) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises; (y) if there exists (without regard to this clause (y)) an event or condition that constitutes Good Reason, the Company shall have thirty (30) days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder and (z) if not cured, the Participant must resign from employment for a Good Reason event or condition within sixty (60) days following the last day of the Company’s cure period. Any good faith determination of “Good Reason” made by the Committee shall be conclusive. The Participant’s mental or physical incapacity following the occurrence of an event described in above clauses shall not affect the Participant’s ability to terminate employment for Good Reason.

(v) “Incentive Stock Option” or “ISO” means an option to purchase Shares, granted under Article 6 herein, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

(w) “Insider” shall mean an Employee who is, on the relevant date, an officer, Director, or more than ten percent (10 percent) Beneficial Owner of the Company.

(x) “Non-Qualified Stock Option” or “NQSO” means an option to purchase Shares, granted under Article 6 herein, which is not intended to be an Incentive Stock Option.

(y) “Option” or “Stock Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(z) “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.

(aa) “Outside Director” means a member of the Board who is intended to qualify as an outside director as defined in Rule 162(m) of the Code, or any successor definition adopted by the Service.

(bb) “Participant” means an Employee or Director of or a consultant to the Company or any of its Subsidiaries or affiliates who has been granted an Award under the Plan.

(cc) “Performance Award” means an Award granted to a Participant, as described in Article 10 herein, including Performance Units and Performance Shares.

(dd) “Performance Goals” means the performance goals, if any, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an Award or (ii) during the applicable Restriction Period or Performance Period as a condition to the grant or vesting of the holder’s interest in the Award or the Shares subject to such Award. To the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Code, such performance goals shall be based exclusively on the attainment of one or any combination of the following related to all or a portion of the Company’s operations or on an individual basis: specified levels of net income or earnings per share (including earnings per share from continuing operations), operating income, segment profit, revenues, return on operating assets, productivity, compliance, efficiency, return on equity, return on invested capital, stockholder return (measured in terms of stock price appreciation) and/or total stockholder return (measured in terms of stock price appreciation plus cash dividends), achievement of cost control, working capital turns (including related to individual components of working capital, including days outstanding), cash flow, economic value added, total or active sales force growth, or stock price of the Company. To the extent permitted by Section 162(m) of the Code, Performance Goals may also include the performance of any individual Participant (other than remaining employed by the Company or a Subsidiary), satisfactory attainment of personal or project based objectives, and/or the attainment of a threshold performance rating under the Company’s performance management program. Such Performance Goals also may be based upon the attaining of specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations.

To the extent required to comply with Section 162(m) of the Code, the applicable Performance Goals and related adjustments shall be set by the Committee within the period prescribed by Section 162(m) of the Code. The applicable Performance Goals may be applied on a pre- or post-tax basis, and may be adjusted in accordance with Section 162(m) of the Code to include or exclude objectively determinable components of any Performance Goal, including, without limitation: (1) asset write-downs, including but not limited to those related to purchase accounting intangibles and amortization of those intangibles; (2) litigation or claim judgments or settlements; (3) the effect of changes in tax laws, accounting principles, regulations, or other laws or regulations affecting reported results; (4) any reorganization and restructuring programs, including but not limited to both costs classified as exit costs and those not classified as such; (5) amounts recorded in connection with pension settlements; (6) acquisitions or divestitures; (7) the disposition of property, plant and equipment outside the ordinary course of business, including casualty losses, and related insurance recoveries; (8) unusual or nonrecurring items; (9) the translation impact of changes or differences in currency exchange rates compared with those used in setting such a Performance Goal; (10) the impact of significant currency devaluation on balance sheet positions in countries accounted for as hyper-inflationary; (11) the non-cash portion of excess tax benefits from share-based payment arrangements; and/or (12) the impact of significant changes in capital structure, including its equity and debt (each, an “Adjustment Event”).

In the sole discretion of the Committee, unless such action would cause a grant that the Committee intended to comply with Section 162(m) of the Code to fail to qualify as qualified performance-based compensation under Section 162(m) of the Code, the Committee may amend or adjust the Performance Goals or other terms and conditions of an outstanding award in recognition of any Adjustment Events. With respect to (i) participants who are not Covered

Employees and who, in the Committee’s judgment, are not likely to be Covered Employees at any time during the applicable Performance Period or during any period in which an award may be paid following a Performance Period, or (ii) awards not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code, the Performance Goals established for the Performance Period may consist of any objective or subjective Company or individual measures, whether or not listed herein. The Performance Goals shall be subject to such other special rules and conditions as the Committee may establish; provided, however, that to the extent such goals relate to awards intended to qualify as qualified performance-based compensation under Section 162(m) of the Code granted to Covered Employees, such special rules and conditions shall not be inconsistent with the provisions of Treasury regulation Section 1.162-27(e) or any successor regulation describing “qualified performance-based compensation.”

(ee) “Performance Period” means a time period during which Performance Goals established in connection with Performance Awards must be met.

(ff) “Performance Share” means an Award granted to a Participant, as described in Article 10 herein.

(gg) “Performance Unit” means an Award granted to a Participant, as described in Article 10 herein.

(hh) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(ii) “Prior Plan” shall mean the Tupperware Brands Corporation 2010 Plan and each other plan previously maintained by the Company under which equity awards remain outstanding as of the Effective Date.

(jj) “Restricted Stock” means an Award granted to a Participant pursuant to Article 8 herein.

(kk) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 9 herein.

(ll) “Restriction Period” means the period or periods during which the transfer of Shares of Restricted Stock or Restricted Stock Units is limited based on the passage of time and the continuation of service with the Company and the Shares are subject to a substantial risk of forfeiture, as provided in Article 8 herein.

(mm) “Share” means a share of Common Stock.

(nn) “Stock Appreciation Right” or “SAR” means an Award, granted alone (Freestanding SAR) or in connection with a related Option (Tandem SAR), designated as a SAR, pursuant to the terms of Article 7 herein.

(oo) “Subsidiary” or “Subsidiaries” means any corporation or corporations in which the Company owns directly, or indirectly through Subsidiaries, at least twenty-five percent (25 percent) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least twenty-five percent (25 percent) of the combined equity thereof.

(pp) “Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Section 7.1 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the related Option, the Tandem SAR shall similarly be cancelled).

ARTICLE 3. Administration

3.1. The Committee. The Plan shall be administered by the Compensation and Management Development Committee or such other committee of the Board (the “Committee”) as the Board may from time to time designate, which shall be composed solely of not less than two Outside Directors, and shall be appointed by and serve at the pleasure of the Board; provided, however, that the Nominating and Governance Committee of the Board shall administer the Plan with respect to Directors.

3.2. Authority of the Committee. The Committee shall have plenary authority to grant Awards pursuant to the terms of the Plan to Employees of and to consultants to the Company and its Subsidiaries and affiliates, except that the Nominating and Governance Committee of the Board shall have authority to grant Awards pursuant to the terms of the Plan to Directors of the Company.

Among other things, the Committee shall have the authority, subject to the terms of the Plan:

(a) To select the Employees and consultants to whom Awards may from time to time be granted;

(b) To determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Awards or other stock-based awards described in Article 11 or any combination thereof are to be granted hereunder;

(c) To determine the number of Shares to be covered by each Award granted hereunder;

(d) To determine (by approving the forms of Award Agreements or otherwise by resolution) the terms and conditions of any Award granted hereunder, including, but not limited to, the Option Price (subject to Section 6.4(a)), the duration, any vesting condition, restriction or limitation (which may be related to the performance of the Participant, the Company or any Subsidiary or affiliate), any vesting acceleration or forfeiture waiver regarding any Award and the Shares relating thereto, and the impact on any Award from termination of employment (whether as a consequence of death, Disability, retirement, action by the Company, action by the Participant or Change of Control) of an Employee, or the termination of services of a consultant, based on such factors as the Committee shall determine; provided, however, that (i) the Committee shall have no authority to accelerate or waive any vesting except in cases of the death, Disability or retirement of a Participant or in the case of a Change of Control; and (ii) no Award shall be exercisable or shall vest and be settled in less than one (1) year from the date of grant; provided, however, that the minimum vesting provisions set forth in this subsection (ii) shall not apply to Awards granted under this Plan with respect to the number of Shares which, in the aggregate, does not exceed five percent (5%) of the number of Shares available for grant under the Plan, as contemplated by Section 4.1 below;

(e) To modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Goals, unless at the time of establishment of goals the Committee shall have precluded its authority to make such adjustments; and

(f) To determine to what extent and under what circumstances Shares and other amounts payable with respect to an Award shall be deferred.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), to create sub-plans that may be desirable for limited groups of participants or jurisdictions and to otherwise supervise the administration of the Plan.

3.3. Action of the Committee. The Committee may, to the fullest extent permitted by law and subject to such limitations and procedures as may be required by law or as the Committee may deem appropriate, delegate some or all of its power and authority under the Plan to the Board or a subcommittee of the Committee or, subject to applicable law, to the Chief Executive Officer or such other executive officer of the Company as the Committee deems appropriate; provided that no such delegation may be made that would cause Awards or other transactions under the Plan to cease either to be exempt from Section 16(b) of the Exchange Act or to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. To the extent of any such delegation, references in the Plan to the Committee will be deemed to be references to such delegatee. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. The Committee may authorize any one or more of their members or any officer of the Company to execute and deliver documents on behalf of the Committee.

3.4. Decisions Binding. Any determination made by the Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan Participants.

ARTICLE 4. Shares Subject to the Plan

4.1. Number of Shares. Subject to adjustment as provided in Section 4.3 herein:

(a) The total number of Shares available for grant under the Plan (“Share Pool”) shall be the sum of (x) 3,500,000, and (y) the number of Shares that remain available for issuance under the Prior Plan. All such shares may be granted in connection with Incentive Stock Options.

(b) No Participant may be granted (i) Stock Options and Freestanding SARs in any one year covering, in the aggregate, in excess of 750,000 Shares, (ii) share denominated performance-based awards in the form of

Restricted Stock, Restricted Stock Units and Performance Awards in any one year in excess of 250,000 Shares, or (iii) cash denominated performance-based awards in the form of performance-based Restricted Stock Units or Performance Awards in any one year in excess of $10 million; provided, however, that the per person limits set forth in subsections (i) and (ii) of this section shall be multiplied by two for Awards granted to a Participant in the year in which such Participant’s employment with the Company commences. The maximum grant date fair value of Shares that may be granted under the Plan pursuant to Awards in a fiscal year to any Director is five hundred thousand dollars ($500,000), provided, however, that the foregoing limitation shall not apply to awards made pursuant to an election to receive the award in lieu of cash for all or a portion of fees received for service on the Board or any committee thereunder.

Shares subject to an Award under the Plan may be authorized and unissued Shares or may be treasury Shares. As of the Effective Date, the Company shall cease to grant awards under the Prior Plans.

4.2. Share Counting. The following rules shall apply for purposes of the determination of the number of Shares available for grant under the Plan:

(a) Each Option awarded shall be counted as one share subject to an Award and deducted from the Share Pool.

(b) Each share of Restricted Stock or Restricted Stock Unit shall be counted as 2.0 Shares subject to an Award and deducted from the Share Pool.

(c) Each Performance Award that is or is required to be settled in Shares shall be counted as 2.0 Shares subject to an Award and deducted from the Share Pool, and if the Performance Award is expressed as a dollar amount rather than a number of shares, with the number of shares determined by dividing the maximum value of the Performance Award at grant by the Fair Market Value of a share at grant and then multiplying the result by 2.0. Performance Awards that may not be settled in Shares (or that may be settled in Shares but are not) shall not result in a reduction from the Share Pool.

(d) Each Stock Appreciation Right that may be settled in Shares shall be counted as one Share subject to an Award and deducted from the Share Pool. For each Stock Appreciation Right which is settled in Shares, the full number of shares subject to such Stock Appreciation Right shall be counted against the Share Pool, rather than the net-settled number of Shares actually issued in such settlement. Stock Appreciation Rights that may not be settled in Shares shall not result in a reduction from the Share Pool. In addition, if a Stock Appreciation Right is granted in connection with an Option and the exercise of the Stock Appreciation Right results in the loss of the Option right, the Shares that otherwise would have been issued upon the exercise of such related Option shall not result in a reduction in the Share Pool.

(e) If, for any reason, any Shares awarded or subject to purchase under the Plan or the Prior Plans are not delivered or purchased, or are reacquired by the Company, for reasons including, but not limited to, a forfeiture of an Award, or the termination, expiration or cancellation of an Award, or settlement of any Award in cash rather than Shares, such Shares shall again be available for issuance pursuant to an Award under the Plan and shall be added to the Share Pool, provided that any addition to the Share Pool shall be adjusted by whatever factor or factors were applied to determine the number of Shares originally deducted from the Share Pool. If the Option Exercise Price, purchase price and/or tax withholding obligation under an Award is satisfied by the Company retaining Shares or by the Participant tendering Shares (either by actual delivery or attestation), the number of Shares so retained or tendered shall be deemed delivered for purposes of determining the Share Pool and shall not again be available for issuance pursuant to an Award under the Plan.

4.3. Adjustments in Authorized Shares and Prices. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee or Board may make such substitution or adjustments in the aggregate number and class of Shares reserved for issuance under the Plan, in the number, kind and Option Price of Shares subject to outstanding Stock Options or SARs, in the number and kind of Shares subject to other outstanding Awards granted under the Plan or subject to limitations such as Restricted Stock Awards or Restricted Stock Units or per-Participant maximum awards and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number; and provided further, however, that notwithstanding the foregoing, in the event of a change in capitalization that is the result of an equity restructuring which is not the consequence of a corporate transaction with a third-party, such substitutions or adjustments shall be required to be made. Such adjusted Option Price shall also be used to determine the amount payable by the Company upon the exercise of any Tandem SAR. Such substitutions and adjustments may include, without limitation, canceling any and all Awards in exchange for cash payments based upon the value realized by shareholders generally with respect to Shares in connection with such a corporate transaction.

ARTICLE 5. Eligibility and Participation

5.1. Eligibility. Persons eligible to be granted Awards under this Plan include all Employees and Directors of and all consultants to the Company or any of its Subsidiaries or affiliates, and all prospective Employees and Directors of and consultants to the Company or any of its Subsidiaries or affiliates, as determined by the Committee, including Employees who are members of the Board.

5.2. Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees and consultants, those to whom Awards shall be granted and shall determine the nature and amount of each Award, except that the Nominating and Governance Committee of the Board shall have the authority to perform such functions for Directors.

ARTICLE 6. Stock Options

6.1. Grant of Options. Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and Non-Qualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve. The Committee shall have the authority to grant any optionee Incentive Stock Options, Non-Qualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights); provided, however, that grants hereunder are subject to the aggregate limit on grants to individual Participants set forth in Article 4. Incentive Stock Options may be granted only to employees of the Company and any “subsidiary corporation” (as such term is defined in Section 424(f) of the Code). To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

6.2. Award Agreement. Stock Options shall be evidenced by Award Agreements, the terms and provisions of which may differ. An Award Agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Non-Qualified Stock Option. The grant of a Stock Option shall occur on the date the Committee by resolution selects an individual to be a Participant in any grant of a Stock Option, determines the number of Shares to be subject to such Stock Option to be granted to such individual and specifies the terms and provisions of the Stock Option, or such later date as the Committee designates. The Company shall notify a Participant of any grant of a Stock Option, and a written Award Agreement or agreements shall be duly executed and delivered by the Company to the Participant, and countersigned or otherwise accepted by the Participant as provided in the Award Agreement.

6.3. Incentive Stock Options. Notwithstanding any other provision of the Plan, no Incentive Stock Option may be granted under the Plan after the 10th anniversary of the date on which the Plan is approved by the Board.

6.4. Terms and Conditions. Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

(a) Stock Option Price. The Option Price per Share purchasable under a Stock Option shall be determined by the Committee and set forth in the Award Agreement, and shall not be less than the Fair Market Value of the Common Stock subject to the Stock Option on the date of grant.

(b) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted.

(c) Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, or accelerate the exercisability of any Stock Option, based on such factors as the Committee may determine, but in each case subject to Section 3.2(d) above.

(d) Method of Exercise. Subject to the provisions of this Article 6, Stock Options may be exercised, in whole or in part, at any time during the term of the Stock Option by giving written notice of exercise to the Company specifying the number of whole Shares subject to the Stock Option to be purchased.

Such notice shall be accompanied by payment in full of the Option Price by certified or bank check or such other instrument as the Company may accept. Payment, in full or in part, may also be made in the form of delivery of unrestricted Shares already owned by the optionee of the same class as the Shares subject to the Stock Option (based on the Fair Market Value of the Shares on the date the Stock Option is exercised) or by certifying ownership of such Shares by the Participant to the satisfaction of the Company for delivery to the Company as specified by the Committee; provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned Shares of the same class as the Shares subject to the Stock Option may be authorized only at the time the Stock Option is granted. Payment may also be made in the case of an NQSO only by a “net exercise” arrangement pursuant to which the Company will reduce the shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under a Stock Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations. In the discretion of the Committee and to the extent permitted by applicable law, as set forth in a form of Stock Option agreement or in a resolution of the Committee, payment for any Shares subject to a Stock Option may also (or only) be made pursuant to a “cashless exercise” by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

No Shares shall be issued until full payment therefor, including any related tax obligations, has been made. An optionee shall have all of the rights of a stockholder of the Company holding the class or series of Shares that is subject to such Stock Option (including, if applicable, the right to vote the Shares and the right to receive dividends), when the optionee has given written notice of exercise and has paid in full for such Shares.

ARTICLE 7. Stock Appreciation Rights

7.1. Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to an Employee, Director or consultant at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR. In the case of a Non-Qualified Stock Option, Tandem SARs may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, Tandem SARs may be granted only at the time of grant of such Stock Option.

The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to the aggregate limit on grants to individual Participants set forth in Article 4) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs. However, the grant price of a Freestanding SAR shall be at least equal to the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option.

7.2. Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100 percent) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.3. Exercise of Freestanding SARs. Subject to the other provisions of this Article 7, Freestanding SARs may be exercised upon whatever terms and conditions the Committee, at its sole discretion, imposes upon them.

7.4. SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.5. Term of SARs. The term of a SAR granted under the Plan shall be determined by the Committee, at its sole discretion; provided, however, that such term shall not exceed ten (10) years.

7.6. Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The excess of the Fair Market Value of a Share on the date of exercise over the grant price of the SAR; by

(b) The number of Shares with respect to which the SAR is exercised.

The Award Agreement shall specify whether the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

ARTICLE 8. Restricted Stock

8.1. Administration. Shares of Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Employees, Directors and consultants to whom and the time or times at which grants of Restricted Stock will be awarded, the number of Shares to be awarded to any Participant (subject to the aggregate limit on grants to individual Participants set forth in Article 4), the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 8.3.

The Committee may, prior to grant, condition the vesting of Restricted Stock upon continued service of the Participant or the achievement of Performance Goals. The provisions of Restricted Stock Awards need not be the same with respect to each recipient.

8.2. Awards and Certificates. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Shares of Restricted Stock shall be registered in the name of such Participant and shall bear an appropriate legend indicating that the ownership of the Shares represented by such certificate is subject to the restrictions, terms and conditions of the Plan and the Award Agreement relating to the Restricted Stock Award. The Committee may require that the certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

8.3. Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

(a) Subject to the provisions of the Plan and the Award Agreement referred to in Section 8.3(d), during the Restricted Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock. Within these limits, the Committee may, subject to Section 3.2(d) above, provide for the lapse of restrictions based upon period of service in installments or otherwise and may accelerate or waive, in whole or in part, restrictions based upon period of service.

(b) Except as provided in this paragraph (b) and paragraph (a), above, and the Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Shares that is the subject of the Restricted Stock to vote the Shares. Dividends shall be held and shall accrue, subject to the vesting of the underlying Restricted Stock, unless the Committee determines otherwise in the applicable Award Agreement or makes an adjustment or substitution to the Restricted Stock pursuant to Section 4.3 in connection with such dividend or distribution; provided, however, that (i) a distribution with respect to Shares, other than a regular cash dividend, and (ii) a regular cash dividend with respect to Shares that are subject to performance-based vesting conditions, in each case, shall be deposited with the Company and shall be subject to the same restrictions as the Shares.

(c) If and when any applicable Restriction Period expires without a prior forfeiture of the Restricted Stock, book-entry registration or unlegended certificates for such Shares, as determined by the Committee, and any accrued but unpaid dividends shall be delivered to the Participant.

(d) Each Award shall be confirmed by, and be subject to, the terms of an Award Agreement.

ARTICLE 9. Restricted Stock Units

9.1. Nature of Award. Restricted Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units by delivery of Shares to the Participant or, to the extent provided for in the applicable Award Agreement, by the payment of cash based upon the Fair Market Value of a specified number of Shares. Restricted Stock Units may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 9.2.

9.2. Terms and Conditions. The Committee may, in connection with the grant of Restricted Stock Units, designate them as Performance Awards, in which event it shall condition the vesting thereof upon the attainment of Performance Goals. If the Committee does not designate Restricted Stock Units as Performance Awards, it may also condition the vesting thereof upon the attainment of Performance Goals. Regardless of whether Restricted Stock Units are Performance Awards, the Committee may also condition the vesting thereof upon the continued service of the Participant. The applicable Award Agreement shall specify the consequences for the Restricted Stock Units of the Participant’s termination of employment. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest or, to the extent permitted by Section 409A of the Code, at a later time specified by the Committee or in accordance with an election of the Participant, if the Committee so permits. Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered until they are settled, except to the extent provided in the applicable Award Agreement in the event of the Participant’s death. The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive current or deferred payments of cash, Common Stock or other property corresponding to the dividends payable on the Common Stock (subject to Section 21.3 below); provided, however, that any dividend equivalents with respect to Restricted Stock Units that are subject to performance-based vesting conditions shall be subject to the same restrictions as such Restricted Stock Units.

ARTICLE 10. Performance Awards

10.1. Grant of Performance Awards. Subject to the terms of the Plan, Performance Awards may be granted either alone or in addition to other Awards granted under the Plan, as determined by the Committee. Such Performance Awards may take the form determined by the Committee, including without limitation, cash, Shares, Performance Units and Performance Shares, or any combination thereof. Performance Awards may be awarded as short-term or long-term incentives.

10.2. Performance Goals.

(a) The Committee may set Performance Goals at its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Awards that will be paid out to the Participants, and may attach to such Performance Awards one or more restrictions, including, without limitation, a requirement that Participants pay a stipulated purchase price for each Performance Share, or restrictions which are necessary or desirable as a result of applicable laws or regulations. Each Performance Award shall be subject to an Award Agreement.

(b) The Committee shall have the authority to make adjustments to Performance Goals for any outstanding Performance Awards which the Committee deems necessary or desirable unless at the time of establishment of goals the Committee shall have precluded its authority to make such adjustments. This authority is limited by the requirements of Section 162(m) of the Code for any Performance Goals the Committee intends to comply with such Section 162(m) of the Code.

10.3. Value of Performance Units/Shares.

(a) Each Performance Unit shall have an initial value that is established by the Committee at the time of grant.

(b) Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant.

10.4. Earning of Performance Awards. After the applicable Performance Period has ended, the holder of any Performance Award shall be entitled to receive the payout earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved, except as adjusted pursuant to Section 10.2(b) or as deferred pursuant to Article 13.

10.5. Timing of Payment of Performance Awards. Payment of earned Performance Awards shall be made in accordance with terms and conditions prescribed or authorized by the Committee. The Committee may permit the Participants to elect to defer or the Committee may require the deferral of, the receipt of Performance Awards upon such terms as the Committee deems appropriate.

ARTICLE 11. Other Stock-Based Awards

Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including (without limitation) dividend equivalents and convertible debentures, may be granted under the Plan; provided, however, that dividends or dividend equivalents shall not be included in such other Awards which take the form of Stock Options or Stock Appreciation Rights. Subject to the Section 3.2(d) relating to the grant of up to 5% of the Shares available under the Plan as not subject to the minimum vesting provisions included in that section, each Director shall receive a one-time grant of one thousand (1,000) Shares upon serving his or her initial three months as a member of the Board.

ARTICLE 12. Beneficiary

12.1. Designation. Each Participant under the Plan may, from time to time, name any Beneficiary or Beneficiaries (who may be named contingently or successively). Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. Any such designation shall control over any inconsistent testamentary or inter vivos transfer by a Participant, and any benefit of a Participant under the Plan shall pass automatically to a Participant’s Beneficiary pursuant to a proper designation pursuant to this Section 12.1 without administration under any statute or rule of law governing the transfer of property by will, trust, gift or intestacy.

12.2. Absence of Designation. In the absence of any such designation contemplated by Section 12.1, benefits remaining unpaid at the Participant’s death shall be paid pursuant to the Participant’s will or pursuant to the laws of descent and distribution.

ARTICLE 13. Deferrals

13.1. Deferrals. The Committee may determine that the delivery of Shares or the payment of cash, or a combination thereof, upon the exercise or settlement of all or a portion of any Award (other than awards of Incentive Stock Options, Non-Qualified Stock Options and SARs) made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of Awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code

13.2. Section 409A. Notwithstanding the foregoing, if any deferral permitted by this Plan or an Award Agreement or any distribution of an Award pursuant to the terms of this Plan or an Award Agreement would subject a Participant to tax under Section 409A of the Code, the Company shall modify the Plan or applicable Award Agreement in the least restrictive manner necessary in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and, in each case, without any material diminution in the value of the payments to an affected Participant. To the extent applicable, it is intended that the Plan and any Awards granted hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants.

ARTICLE 14. Rights of Participants

14.1. Employment or Continued Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or status as a consultant or Director at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any of its Subsidiaries or affiliates. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Subsidiaries and affiliates (or between Subsidiaries and affiliates) shall not be deemed a termination of employment. However, subject to Section 409A of the Code, if a Subsidiary or affiliate of the Company ceases to be a Subsidiary or affiliate, any Participant who is no longer employed by or a consultant to the Company or one of its remaining Subsidiaries and affiliates following such event shall be considered to have terminated his or her employment or consultancy, notwithstanding any continued employment or consultancy with such former Subsidiary or affiliate.

14.2. Participation. No Employee, Director or consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

ARTICLE 15. Change of Control

15.1. Treatment of Outstanding Awards. In the event of a Change of Control, the successor organization (the “Successor”) may substitute equivalent awards. A substitute equivalent award must (i) have a value at least equal to the value of the Award being substituted; (ii) relate to a publicly-traded equity security of the Successor involved in the Change of Control or another entity that is affiliated with the Company or the Successor following the Change of Control; (iii) be the same type of award to the Award being substituted; and (iv) have other terms and conditions that are not less favorable to the Participant than the terms and conditions of the Award being substituted, in each case, as determined by the Committee (as constituted prior to the Change of Control) in its sole discretion. If an Award is substituted by the Successor and within two (2) years following a Change of Control the Participant (i) is terminated by the Successor (or an affiliate thereof) without Cause or (ii) if the Participant is an executive officer of the Company (who is subject to reporting under Section 16 of the Exchange Act) and resigns for Good Reason, the following rules shall apply to the substituted Awards, unless otherwise specifically provided in the applicable Award Agreement:

(a)	Vesting of Options and SARs. Any and all Options and SARs shall become immediately exercisable as of the termination or resignation.

(b)

Lapse of Restricted Stock and Unit Restrictions that are not Performance-Based. Any restrictions imposed on Restricted Stock or Restricted Stock Units that are not performance-based shall lapse. Restricted Stock Units shall be paid in cash or stock as provided in the Award Agreement. If such Restricted Stock Units are exempt from the requirements of Section 409A of the Code, the Restricted Stock Units shall be paid within thirty (30) days following the termination or resignation. If such Restricted Stock Units are subject to the requirements of Section 409A of the Code, then the Restricted Stock Units shall be paid within the thirty (30) day period following the six (6) month anniversary of the Participant’s separation from service (within the meaning of Section 409A of the Code) (a “Separation from Service”). If a Participant’s termination or resignation is not a Separation from Service, Restricted Stock Units subject to the requirements of Section 409A of the Code shall be paid as of the earlier of the time specified in the Award Agreement or one day after the six (6) month anniversary of the date the Participant has a Separation from Service following such Change of Control.

(c)

Vesting, Payment and Achievement of Performance-Based Awards. Performance-based Awards shall vest with respect to each performance measurement tranche completed during the Performance Period prior to the termination or resignation (or, if the Performance Period is not divided into separate performance measurement tranches, proportionately based on the portion of the Performance Period completed prior to such resignation or termination and expressed in terms of the total of completed months out of the total number of months within the Performance Period), with payment to be made, based on actual performance, in cash or stock at such time as otherwise specified in the Award document.

(d)	Transfer. A transfer of employment among the Successor and its affiliates shall not, in and of itself, be deemed a termination or resignation of employment.

15.2. Non-Substituted Awards; Dissolution or Liquidation. In the event of a Change of Control, any outstanding Awards that are not substituted with equivalent awards, by the Successor, or in the case of a dissolution or liquidation of the Company, all Awards shall be subject to the following rules:

(a)

Options and SARs. All Options and SARs shall be fully vested and exercisable and the Committee shall either (1) give a Participant a reasonable opportunity to exercise the Option and SAR before the transaction resulting in the Change of Control or (2) pay the Participant the difference between the exercise price for the Option or SAR and the consideration provided to other similarly situated shareholders in such Change of Control; provided, that if the exercise price of such Option or SAR exceeds the aforementioned consideration provided, then the Option or SAR shall be canceled and terminated without any payment. In either case, such Option or SAR shall be cancelled. The Committee shall not be obligated to treat all Options and SARs subject to this Section 15.2 in the same manner.

(b)

Lapse of Restricted Stock and Unit Restrictions that are not Performance-Based. Any restrictions imposed on Restricted Stock or Restricted Stock Units that are not performance-based shall lapse. Restricted Stock Units shall be paid in cash or stock as provided in the Award document. If Restricted Stock Units are exempt from the requirements of Section 409A of the Code, then the Restricted Stock Units shall be paid within thirty (30) days following the Change of Control. If Restricted Stock Units are subject to the requirements of Section 409A of the Code, then the time of payment will depend on whether the Change of

Control is a distribution event under Treasury Regulation § 1.409A-3(a)(5) (a “409A Change of Control”). If the Change of Control is a 409A Change of Control, then the Restricted Stock Units subject to the requirements of Section 409A of the Code shall be paid within the thirty (30) day period following the Change of Control. If the Change of Control is not a 409A Change of Control, Restricted Stock Units subject to the requirements of Section 409A of the Code shall be paid as of the earlier of the time specified in the Award Agreement or one day after the six (6) month anniversary of the date the Participant has a Separation from Service following such Change of Control.

(c)

Vesting, Payment and Achievement of Performance-Based Awards. Performance-based Awards shall vest with respect to each performance measurement tranche completed during the Performance Period prior to the Change of Control or dissolution or liquidation (or, if the Performance Period is not divided into separate performance measurement tranches, proportionately based on the portion of the Performance Period completed prior to such Change of Control or dissolution or liquidation and expressed in terms of the total of completed months out of the total number of months within the Performance Period), with payment to be made, based on actual performance, in cash or stock at such time as specified in the Award document.

15.3. Termination, Amendment, and Modifications of Change of Control Provisions. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article 15 may not be terminated, amended, or modified in any manner that adversely affects any then-outstanding Award without the prior written consent of the Participant if such action is taken (a) on or after the date of a Change of Control or (b) at the request of a party seeking to effectuate a Change of Control or otherwise in anticipation of a Change of Control.

ARTICLE 16. Amendment, Modification, and Termination

16.1. Amendment, Modification, and Termination. Except as specifically provided in Section 15.3, at any time and from time to time, the Board may terminate, amend, or modify the Plan. However, without the approval of the stockholders of the Company, no such amendment or modification may:

(a) Become effective if stockholder approval is required by applicable law, rule or regulation, including Section 162(m) of the Code and any rule of the New York Stock Exchange, or any other stock exchange on which the Common Stock is then traded;

(b) Increase the total number of Shares which may be issued under this Plan, except as provided in Article 4 hereof;

(c) Modify the eligibility requirements;

(d) Materially increase the benefits accruing under the Plan; or

(e) Modify the prohibition on repricing provisions set forth in Section 16.2.

16.2. Awards Previously Granted. (a) Notwithstanding the foregoing, prior to a Change of Control, the Committee shall have the right to replace any previously granted Award under the Plan with an Award equal to the value of the replaced Award at the time of replacement, as determined by the Committee in its sole discretion, without obtaining the consent of the Participant holding such Award; provided, however, that notwithstanding the foregoing or the terms of any Award Agreement provision, the Committee shall not modify any Stock Option or SAR without stockholder approval if the effect of such modification would be to (i) reduce an Option Price of a Stock Option or the grant price of an SAR; (ii) cancel a Stock Option or SAR in exchange for other Awards under the Plan; (iii) cancel a Stock Option or SAR in exchange for a Stock Option or SAR with an Option Price or grant price, respectively, that is less than the Option Price or grant price of the cancelled Stock Option or SAR, respectively; or (iv) cancel a Stock Option or SAR in exchange for cash, in each case, other than in connection with a Change of Control or the adjustment provisions set forth in Section 4.3; provided, further, that no such replacement shall deprive the Participant of any rights he or she may have pursuant to Article 15, which shall apply to the replacement Award to the same extent as to the replaced Award.

(b) In the event it is determined that the Company’s previously reported financial results have been misstated due to error, omission, fraud or other misconduct, including a misstatement that leads to a restatement of previously issued financial statements, any previous compensation, including any cash payment, deferral of cash payment, or delivery of common stock of the Company which was made pursuant to any incentive compensation award shall be subject to recovery by the Company as the Committee, in its sole discretion, shall in good faith determine. The Company may recover all or any portion of any award made to any Participant with respect to a fiscal year of the

Company when misstated financial information that formed the basis for the award occurs. The maximum amount subject to recovery from a Participant shall be the amount by which the affected award exceeded the amount that would have been payable had the financial information been initially prepared as adjusted to correct for the misstatement, or any lesser amount that the Committee may determine; provided, however, that in the case of a discretionary award, the Committee may make such determination as to the amount of any repayment it deems to have been based upon financial results that would have been adjusted to correct such misstatement, up to the total amount of the discretionary award. The Committee shall also have the power under this Section 16.2(b) to (i) recover from a Participant any shares of common stock delivered in connection with an Award, and/or (ii) cancel an outstanding Award in connection with such an action. Furthermore, in the event that the Company is required to restate its financial statements due to material non-compliance with financial reporting requirements, the Company will recover from any current or former executive officer who received incentive-based compensation during the three-year period preceding the date on which the Company is required to prepare an accounting restatement, such excess amounts that the executive officer would not have received under the restated financial statements. This recovery shall be in accordance with New York Stock Exchange listing requirements as may be promulgated from time to time. The Committee may modify this Section 16.2(b) without additional shareholder approval to the extent required to conform to the requirements relating to clawbacks under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by applicable law or New York Stock Exchange listing requirement.

16.3. Changes in Law and Tax Accounting. Notwithstanding the provisions of Sections 16.1 and 16.2, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval.

ARTICLE 17. Withholding

17.1. Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising under or as a result of this Plan.

17.2. Share Withholding. With respect to withholding required and/or permitted upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event hereunder, the Committee may require or permit, at its discretion, satisfaction of the withholding requirement, in whole or in part, by having the Company withhold Shares (or by surrendering Shares previously owned or purchased in the open market) having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax, or such other statutorily permissible amount, which could be imposed on the transaction that would not cause the award to be treated as “variable” as defined under U.S. GAAP.

ARTICLE 18. Successors

All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, spin-off, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 19. Restrictions on Transferability of Awards

Unless otherwise determined by the Committee, no Award shall be transferable (either by sale, pledge, assignment, gift, or other alienation or hypothecation) by a Participant other than by will or by application of the laws of descent and distribution; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8). The Committee may impose such restrictions on any Shares acquired pursuant to the exercise or vesting of an Award under the Plan as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

ARTICLE 20. Unfunded Status of Plan

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan.

ARTICLE 21. Miscellaneous

21.1. Subsidiary Employees. In the case of a grant of an Award to an employee or consultant of any Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the employee or consultant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled revert to the Company.

21.2. Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to individuals who are eligible to participate in the plan who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

21.3. Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 4 for such reinvestment (taking into account then outstanding Awards).

ARTICLE 22. Legal Construction

22.1. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

22.2. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

22.3. Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to comply with this Section 22.3, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares or uncertificated forms of Shares under the Plan prior to fulfillment of all of the following conditions:

(a) Listing or approval for listing upon notice of issuance, of such Shares on the New York Stock Exchange or such other securities exchange as may at the time be the principal market for the Shares;

(b) Any registration or other qualification of such Shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

(c) Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

22.4. Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

	The Board of Directors Recommends a Vote FOR All Nominees in Item 1 and FOR Items 2, 3 & 4.

1.	Election of Directors:
			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

	01	Catherine A. Bertini	☐	☐	☐	07	Antonio Monteiro de Castro	☐	☐	☐

	02	Susan M. Cameron	☐	☐	☐	08	Robert J. Murray	☐	☐	☐

Please fold here – Do not separate

	03	Kriss Cloninger, III	☐	☐	☐	09	David R. Parker	☐	☐	☐

	04	Meg Crofton	☐	☐	☐	10	Richard T. Riley	☐	☐	☐

	05	E. V. Goings	☐	☐	☐	11	Joyce M. Roché	☐	☐	☐

	06	Angel R. Martinez	☐	☐	☐	12	M. Anne Szostak	☐	☐	☐

2.	Advisory Vote to Approve the Company’s Executive Compensation Program	☐	For	☐	Against	☐	Abstain

3.	Proposal to Approve the Tupperware Brands Corporation 2016 Incentive Plan	☐	For	☐	Against	☐	Abstain

4.	Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

I plan to attend the meeting. ☐ If you check this box an admission ticket will be sent to you.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

TUPPERWARE BRANDS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 24, 2016

1:00 p.m.

HYATT REGENCY ORLANDO INTERNATIONAL AIRPORT

9300 Jeff Fuqua Boulevard

Orlando, Florida 32827 USA

Tupperware Brands Corporation
14901 S. Orange Blossom Trail
Orlando, Florida 32837	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 24, 2016.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees in Item 1 and “FOR” Items 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Thomas M. Roehlk and Michael S. Poteshman, and either of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE www.proxypush.com/tup Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 23, 2016. Scan code on front for mobile voting.	PHONE 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 23, 2016.	MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.